                                                                  EXHIBIT 4.3(a)


                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, this "AGREEMENT") is made as of the 27th day of August, 1997 by and among PREMIUM STANDARD FARMS, INC., a Delaware corporation ("BORROWER"), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively "LENDERS" and individually a "LENDER") and FBS AG CREDIT, INC., a Colorado corporation ("FBS AG CREDIT"), in its capacity as Agent for the Lenders (in such capacity, the "AGENT").

                                     RECITAL

         The Borrower has requested that Lenders make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of the Borrower, and Lenders are willing to do so on the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by Lenders, the Borrower and Lenders agree as follows:

1        DEFINITIONS.

         1.1 GENERAL DEFINITIONS. When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

         "ACCOUNT DEBTOR" shall mean the party which is obligated on or under an Account or a General Intangible.

         "ACCOUNTS" shall mean all present and future rights (including without limitation, rights under any Margin Accounts) of the Borrower to payment for Inventory or other goods sold or leased or for services rendered, which rights are not evidenced by instruments or chattel paper, regardless of whether such rights have been earned by performance.

         "AFFILIATE" shall mean any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting stock of the Borrower; (c) ten percent (10%) or more of the voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is owned directly or beneficially or held by the Borrower; or
(d) that is a director, officer, agent or employee of the Borrower. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership interests, by contract or otherwise.

         "AGENT" shall have the meaning set forth in the introduction hereto and shall include any successor agent which has been appointed in accordance with
Section 12.7.

         "AGENT'S LETTER" shall mean the letter agreement between the Agent and the Borrower of even date with this Agreement and governing the Agent's fees.

         "ANNIVERSARY DATE" shall mean each anniversary of the Closing Date.

         "APPLICABLE MARGIN" shall mean with respect to Revolving Loans which are Reference Rate Loans or Eurodollar Rate Loans, the rates per annum set forth below:

Financial                    Reference Rate         Eurodollar Rate
Performance Level
Level 1                       0.0%                  2.5%
Level 2                      (0.25%)                2.25%
Level 3                      (0.5%)                 2.0%
Level 4                      (0.75%)                1.75%

The Agent will review the Borrower's financial performance as of each fiscal quarter end, after its receipt of the Borrower's financial statements and compliance certificate for such fiscal quarter, and will confirm the Borrower's determination as to whether the Borrower's Financial Performance Level for such fiscal quarter was Level 1, Level 2, Level 3 or Level 4. As so confirmed by the Agent, the Borrower's Financial Performance Level will determine the Applicable Margin effective for Revolving Loans for the three month period beginning on the first day of the month following the month in which the Agent receives such quarterly financial statements if the Agent receives such quarterly financial statements prior to the last five (5) Business Days of the month following the end of such fiscal quarter. If the Agent receives such quarterly financial statements during the last five (5) Business Days of the month following the end of such fiscal quarter, any reduction in the Applicable Margin will be delayed until the first day of the second month following the month in which the Agent receives such quarterly financial statements, but any increase in the Applicable Margin will be effective retroactively to the first day of the month following the month in which the Agent receives such quarterly financial statements. If the Agent does not receive such quarterly statements prior to the end of the month following the end of such fiscal quarter, the Borrower's Financial Performance Level shall be deemed to be Level 1 retroactively beginning with the first day of the second month following the end of such fiscal quarter. With respect to the Term Loans, the Applicable Margin shall mean 0.5% for Reference Rate Loans and 3.0% for Eurodollar Rate Loans.

         "AVAILABLE AMOUNT" shall mean, at any time, an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitments minus
(b)(i) the aggregate principal amount of all Revolving Loans, minus (ii) the aggregate amount of all LC Obligations.

         "BORROWING BASE" shall mean an amount determined and computed as set forth in Exhibit 1A.

         "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of
Exhibit 1B, signed as indicated thereon, setting forth the amount of the Borrower's Borrowing Base.

         "BUSINESS DAY" means any day other than a day on which commercial banks are authorized or required to close in Denver, Colorado and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Rate Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried on the interbank market selected by the Agent for purposes of selling the Eurodollar Rate.

         "CLOSING DATE" shall mean August 27, 1997.

         "COLLATERAL" shall mean any and all assets in which the Agent may at any time have a lien or security interest under or pursuant to the Security Documents or otherwise to secure the Liabilities.

         "COMMITMENT" shall mean, as to any Lender, such Lender's Revolving Loan Commitment, such Lender's LC Commitment and/or such Lender's Term Loan Commitment, and "Commitments" shall mean collectively, the Commitments for all the Lenders.

         "DEFAULT" shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into a Matured Default; (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default; or
(c) the occurrence of a breach or a default under any other agreement at any time in existence between the Borrower or the Guarantor and the Agent or any of the Lenders, including without limitation, any of the Financing Agreements.

         "DEFAULTING LENDER" shall mean any Lender that is in breach of any of its Commitments, as evidenced by its failure to make available to the Agent such Lender's Pro Rata Percentage of any Loan at a time when there does not exist either a Default or a Matured Default and the Borrower has fully satisfied all conditions precedent to the making of such Loan.

         "DOLLARS" and "$" shall mean lawful currency of the United States of America.

         "EBITDA" shall mean the net combined income of the Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar nonoperating losses during such period.

         "ELIGIBLE ACCOUNTS" shall mean at the time of any determination thereof all Accounts (net of all allowances and reserves from doubtful or uncollectible accounts and sales adjustments) that met the following criteria at the time of creation and continue to meet the same at the time of such determination:

                  (a) if the Account is owed by a meat packer in connection with the sale of "livestock" (as defined in PASA), the Account has not been outstanding and unpaid for more than seven (7) days after the delivery date of the livestock related thereto;

                  (b) if the Account is owed by a Person other than a meat packer, or if the Account is owed by a meat packer in connection with the sale of Inventory other than "livestock" (as defined in PASA), the Account has not been outstanding and unpaid for more than twenty-one
         (21) days following the original invoice date of the original invoice related thereto;

                  (c) such Account is denominated in dollars;

                  (d) such Account arose from a completed sale of "livestock" (as defined in PASA) or of processed pork products by the Borrower;

                  (e) the sale represented by such Account is not a bill-and-hold, undelivered sale, guaranteed sale (excluding returns in the normal course of business), sale or return, consignment or sale-on-approval basis;

                  (f) such Account is owned solely by the Borrower and is subject to a perfected first priority security interest in favor of the Agent for the ratable benefit of the Lenders;

                  (g) such Account arose in the ordinary course of business of the Borrower and no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor thereunder has occurred (it being understood that if the Borrower receives notice of any such death, bankruptcy, insolvency or inability to pay creditors, the Borrower shall give written notice thereof to the Agent);

                  (h) with respect to such Account, the Account Debtor (i) is
         (A) a Person domiciled in the United States or (B) a Person outside of the continental United States that has supplied the Borrower with an irrevocable letter of credit or other credit insurance in form and substance satisfactory to the Agent that (x) was issued by a financial institution reasonably satisfactory to the Agent and (y) has been duly transferred to or the benefits of which are otherwise enforceable by the Agent (together with sufficient documentation to permit direct draws by, or direct payment to, the Agent, as the case may be), (ii) is not the United States or a State or any other Governmental Authority unless the Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.) or any comparable act or law applicable in any state, as the case may be, in a manner reasonably satisfactory to the Agent and (iii) is not an Affiliate of the Borrower;

                  (i) such Account complies in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local; and

                  (j) the Administrative Agent has not, after consultation with the Borrower, notified the Borrower that the Administrative Agent is not reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of the credit extended.

Notwithstanding the foregoing clauses (a) through (j), an Account of any Account Debtor shall not be deemed to constitute an Eligible Account (1) to the extent that such Account, when aggregated with all other Accounts of such Account Debtor and its Affiliates, exceeds 5% of the outstanding balance of all Accounts of the Borrower then outstanding, provided however, that the Account Debtors listed on Exhibit 1C (as the same may be amended from time to time in the Agent's discretion) shall not be subject to the foregoing 5% limitation, or (2) if 10% or more of the outstanding balance of the Accounts of such Account Debtor are Accounts which have remained outstanding and unpaid past the time periods established in clause (a) or clause (b). If an Account of an Account Debtor is subject to any right of set-off or charge-back, the Accounts of such Account Debtor shall constitute Eligible Accounts only to the extent of the excess, if any, of the outstanding balance thereof over the principal amount owing by the Borrower to such Account Debtor.

         "ELIGIBLE INVENTORY" shall mean at the time of any determination thereof all Inventory that met the following criteria at the time of creation or acquisition and continue to meet the same at the time of such determination:

                  (a) such Inventory is not deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state's Department of Agriculture, or any other Governmental Authority or any department or division thereof having regulatory authority over the Borrower or any of the Borrower's assets or activities;

                  (b) such Inventory is not Inventory for which a prepayment has been received;

                  (c) such Inventory is not in the possession of third parties, unless it is Inventory at a location for which the Agent has received a bailee letter reasonably satisfactory to the Agent, executed by such third party or unless it is Inventory covered by negotiable warehouse receipts or negotiable bills of lading issued by either (i) a warehouseman licensed and bonded by the United States Department of Agriculture or any state's Department of Agriculture or (ii) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Inventory;

                  (d) such Inventory is owned solely by the Borrower and is subject to a perfected first priority security interest in favor of the Agent for the ratable benefit of the Lenders; and

                  (e) such Inventory complies in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local.

         "EQUIPMENT" shall mean any and all goods, other than Inventory (including without limitation, equipment, machinery, implements, tools, parts and accessories) which are at any time owned by the Borrower, together with any and all accessions, parts and appurtenances.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "EURODOLLAR RATE" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum equal to the rate at which Dollar deposits are offered for such Interest Period as set forth on the Reuters Screen LIBO Page at or about 9:00 a.m. (Denver time), three Business Days prior to the beginning of such Interest Period.

         "EURODOLLAR RATE LOAN" shall mean any Loan which bears interest at the Eurodollar Rate plus the Applicable Margin.

         "FARM PRODUCTS" shall mean all of the Borrower's seed and harvested or unharvested crops of all types and descriptions, whether annual or perennial and all other personal property of the Borrower used or for use in farming operations, including without limitation, native grass, grain, harvested crops, seed, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, veterinary supplies and related goods) and livestock (including without limitation, the offspring of such livestock and livestock in gestation) and any other "farm products" (as defined in the Code).

         "FEDERAL FUNDS RATE" shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

         "FINANCIAL PERFORMANCE LEVEL" shall mean the four levels of the Borrower's financial performance in any fiscal quarter, as set forth below.

Financial Performance Level     Leverage Pricing Ratio                 Fixed Charge Pricing Ratio
---------------------------     ----------------------                 --------------------------
Level 1                         Greater than 2.5 to 1.0                Less than 1.2 to 1.0

Level 2                         Greater than 2.25 to 1.0, and          less Less than 1.3 to 1.0, and greater
                                than or equal to 2.5 to 1.0            than or equal to 1.2 to 1.0

Level 3                         Greater than 2.0 to 1.0, and less      Less than 1.4 to 1.0, and greater
                                than or equal to 2.25 to               than or equal to 1.3 to

                                1.0                                    1.0

Level 4                         Less than or equal to 2.0 to 1.0       Greater than or equal to 1.4 to 1.0

The Agent will review the Borrower's financial performance as of each fiscal quarter end, after its receipt of the Borrower's financial statements and compliance certificate for such fiscal quarter, and will confirm the Borrower's calculation of the Borrower's Leverage Pricing Ratio and the Borrower's Fixed Charge Pricing Ratio for such fiscal quarter. Both the Leverage Pricing Ratio and the Fixed Charge Pricing Ratio must be within the ranges established for a particular Financial Performance Level, for the Borrower's financial performance to be deemed within that Financial Performance Level. If the Leverage Pricing Ratio and the Fixed Charge Pricing Ratio fall within the ranges established for different Financial Performance Levels, then the Borrower's financial performance will be deemed to be within the lowest numbered Financial Performance Level that either the Leverage Pricing Ratio or the Fixed Charge Pricing Ratio falls within.

         "FINANCING AGREEMENTS" shall mean this Agreement, the Notes, the Agent's Letter, the Guaranty, the Intercreditor Agreement, all Security Documents and all agreements, instruments and documents, including without limitation, all security agreements, loan agreements, notes, letter of credit applications, guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter at any time executed by or on behalf of the Borrower and delivered to the Agent or any of the Lenders, together with all and all amendments, modifications, supplements, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing, and together with all agreements, instruments and documents referred to therein or contemplated thereby.

         "FIRST BANK" shall mean First Bank National Association, a national banking association with its principal place of business in Minneapolis, Minnesota and an affiliate of FBS Ag Credit.

         "FISCAL YEAR" means the fiscal year of the Borrower, which shall be the twelve month period ending on or about the last Saturday in December each year.

         "FIXED CHARGE COVERAGE RATIO" shall mean for any period of determination, the ratio of: (a)(i) Unallocated Cash Flow during such period, plus (ii) the amount of cash interest paid during such period; over (b)(i) the amount of principal that has been paid during such period with respect to long term debt (including without limitation, principal payments made on the PIK Notes), plus (ii) the amount of cash interest paid during such period. Unless otherwise stated in this Agreement, all calculations of the Borrower's Fixed Charge Coverage Ratio shall be made on a rolling four-quarter basis.

         "FIXED CHARGE DEFICIENCY AMOUNT" shall mean for any fiscal quarter at the end of which the Borrower's Fixed Charge Coverage Ratio (calculated on a rolling four quarter basis) is less than 1.0 to 1.0, the amount by which the numerator would have to be increased in order to bring such Fixed Charge Coverage Ratio to 1.0 to 1.0.

         "FIXED CHARGE PRICING RATIO" shall mean for any period of determination, the ratio of: (a) EBITDA during such period; over (b)(i) the amount of principal that has been paid during such period with respect to long term debt (including without limitation, principal payments made on the PIK Notes), plus (ii) the amount of cash interest paid during such period, plus
(iii) the amount of cash taxes paid during such period, plus (iv) the amount of cash dividends paid during such period, plus (v) the net amount of capital expenditures during such period. Unless otherwise stated in this Agreement, all calculations of the Borrower's Fixed Charge Pricing Ratio shall be made on a rolling four-quarter basis.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "GENERAL INTANGIBLES" shall mean all of the Borrower's right, title and interest in and to any bank deposit accounts, customer deposit accounts, deposits, rights related to prepaid expenses, negotiable or nonnegotiable instruments or securities, chattel paper, choses in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, co-op memberships or patronage benefits, rights to any government subsidy, set aside, diversion, deficiency or disaster payment or payment in kind, water rights (including without limitation, water stock, ditch rights, well permits, water permits, applications and the like), leasehold interests in real and personal property and any security interests or other security held by or granted to the Borrower to secure payment by any Account Debtor of any of the Accounts, and any other "general intangibles" (as defined in the Code).

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

         "GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (excluding any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

         "GUARANTOR" shall mean PSF, in its capacity as guarantor of the Liabilities, and any other Person who may hereafter execute and deliver in favor of the Agent and the Lenders, a guarantee of the Liabilities.

         "GUARANTY" shall mean that certain Guaranty of the payment and performance of the Liabilities.

         "HIGHEST LAWFUL RATE" shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreements, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         "INTERCREDITOR AGREEMENT" shall mean that certain Intercreditor Agreement dated as of September 17, 1996 as amended and restated on the date hereof among the Borrower, PSF, Princeton Development Corporation, the Agent and State Street Bank & Trust Company, as the same may be amended, replaced, restated and/or supplemented from time to time.

         "INTEREST EXPENSE" shall mean, for any period, the aggregate amount of interest expense accrued during such period on indebtedness of the Borrower in accordance with GAAP.

         "INTEREST PERIOD" shall mean with respect to Eurodollar Rate Loans, the period of time for which the Eurodollar Rate shall be in effect as to any Eurodollar Rate Loan and which shall be a 1, 2, 3 or 6 month period of time, commencing with the borrowing date of the Eurodollar Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 3.2 as the Borrower may specify in the notice of borrowing delivered pursuant to Section 2.4 or the notice of interest conversion delivered pursuant to Section 3.2; provided however, that: (c) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; (d) no Interest Period for any Revolving Loans shall extend beyond the Revolving Maturity Date; and (e) Interest Periods for the Term Loan shall be matched to the principal payments required by the Term Notes in such a manner as to permit all such payments to be timely made from: (i) Eurodollar Rate Loans with Interest Periods expiring on the due date of such payment, (ii) Reference Rate Loans, or (iii) a combination of (i) or (ii).

         "INVENTORY" shall mean any and all goods which shall at any time constitute "inventory" (as defined in the Code) or Farm Products of the Borrower, wherever located (including without limitation, goods in transit), or which from time to time are held for sale, lease or consumption, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, as in effect at any time, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

         "LC" shall mean each letter of credit issued pursuant to this Agreement.

         "LC COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $5,000,000 using the percentage set forth opposite such Lender's name under the heading "Revolving Loan Commitments" on Exhibit 1D, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of the LC Obligations, and "LC Commitments" shall mean collectively, the LC Commitments for all the Lenders.

         "LC OBLIGATIONS" shall mean, at any time, an amount equal to the sum of
(a) the aggregate undrawn and unexpired amount of the outstanding LC's plus (b) the aggregate amount of drawings under LC's which have not been reimbursed pursuant to Section 2.2(f).

         "LEVERAGE PRICING RATIO" shall mean for any period of determination, the ratio of: (a) the amount of interest bearing debt outstanding at the end of such period; over (b) EBITDA during such period.

         "LIABILITIES" shall mean any and all liabilities, obligations and indebtedness of the Borrower to the Agent and the Lenders of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation, LC Obligations and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

         "LOANS" shall mean all loans made pursuant to this Agreement, whether Revolving Loans, Term Loans, Reference Rate Loans and/or Eurodollar Rate Loans.

         "MARGIN ACCOUNTS" shall mean all futures contracts or funds and other property related to such futures contracts, which the Borrower or the Borrower's authorized attorney-in-fact may acquire, accumulate, withdraw or pay out, and which may be held with any broker, including without limitation, any balance credited to any Margin Account upon its closing.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, property, condition (financial or otherwise), results of operations or business prospects of the Borrower, or (b) the ability of the Borrower to perform its obligations under the Financing Agreements.

         "MATURED DEFAULT" shall mean the occurrence or existence of any one or more of the following events: (a) the Borrower fails to pay any principal or interest pursuant to any of the Financing Agreements at the time such principal or interest becomes due or is declared due and such failure continues for a period of three (3) Business Days; (b) the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) Business Days after the Agent has notified the Borrower of the existence and amount of such Liabilities; (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 9.6, 10.1, 10.2, 10.3, 10.4, 10.5 or 10.10; (d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing

Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), (c), or (e) of this definition), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Agent gives the Borrower written notice thereof or the date the Borrower first learns of such failure or neglect, provided however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Required Lenders' reasonable determination, be cured by the Borrower during such thirty (30) day grace period; (e) the Borrower fails to comply with the provisions of Section 4.3(a); (f) any warranty or representation at any time made by or on behalf of the Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Agent or the Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $3,000,000 is rendered against the Borrower and such judgment remains unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided however, that this clause (g) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the Borrower's assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or the Guarantor and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or the Guarantor, or the Borrower or the Guarantor makes an assignment for the benefit of creditors; (j) the Borrower or the Guarantor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower's business affairs; (l) the Borrower or the Guarantor fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effects of such failure or default are to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity and to cause a Material Adverse Affect; (m) the Guarantor purports to terminate its guaranty or to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under Section 13.3 and such amount shall not have been reimbursed to the Agent upon demand therefor; or (o) the occurrence of a default, an event of default or a matured default under any other agreement, instrument or document at any time entered into between the Borrower or the Guarantor and the Agent, which default, event of default or matured default has had or in the opinion of the Required Lenders is likely to have a Material Adverse Effect.

         "NOTES" shall mean the notes of the Borrower executed and delivered pursuant to this Agreement, whether Revolving Notes or Term Notes.

         "PASA" shall mean the Packers and Stockyards Act of 1921, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "PENSION PLAN" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA in which any personnel of the Borrower or an Affiliate which is under common control with the Borrower (within the meaning of Section 414 of the IRC) participate and which is subject to Title IV of ERISA or Section 412 of the IRC.

         "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

         "PIK NOTES" shall mean the Borrower's 11% Senior Secured Notes Due 2003 issued in the original aggregate amount of $117,500,000 pursuant to an Indenture dated as of September 17, 1996 among the Borrower, PSF and Fleet National Bank as trustee.

         "PRODUCER PAYABLES" shall mean all amounts at any time payable by the Borrower to producers of Farm Products.

         "PROPERTY" shall mean the land, the improvements, the fixtures and the Equipment of the Borrower located in Mercer, Putnam and Sullivan Counties, Missouri and in Dallam and Hartley Counties, Texas as legally described on
Exhibit 1E, provided however, that the Property specifically includes the Borrower's processing facility located in Milan, Missouri.

         "PRO RATA PERCENTAGE" shall mean with respect to each Lender and: (a) with respect to Revolving Loans and LC's, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Revolving Loan Commitment and the denominator of which shall be the aggregate amount of all the Revolving Loan Commitments of the Lenders, as adjusted from time to time in accordance with Section 13.24; (b) with respect to the Term Loans, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Term Loan Commitment and the denominator of which shall be the aggregate amount of all the Term Loan Commitments of the Lenders, as adjusted from time to time in accordance with Section 13.24; and (c) with respect to the Commitments, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of all the Commitments of the Lenders, as adjusted from time to time in accordance with Section 13.24.

         "PSF" shall mean PSF Holdings L.L.C., a Delaware limited liability company.

         "REFERENCE RATE" shall mean the Reference Rate quoted by First Bank as of 12:00 Noon on a given day in Minneapolis, Minnesota, which is a base rate that First Bank from time to time establishes and which serves as a basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Borrower acknowledges that said Reference Rate is not necessarily the lowest index rate used or the lowest rate made available to customers by said First Bank.

         "REFERENCE RATE LOAN" shall mean any Loan which bears interest at the Reference Rate.

         "REQUIRED LENDERS" shall mean at any time, the Lenders having at least fifty five percent (55%) of the aggregate amount of all of the Lenders' Pro Rata Percentages.

         "REVOLVING LOAN COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $60,000,000 as set forth opposite such Lender's name under the heading "Revolving Loan Commitments" on Exhibit 1D, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "Revolving Loan Commitments" shall mean collectively, the Revolving Loan Commitments for all the Lenders.

         "REVOLVING MATURITY DATE" shall mean July 31, 2000 or the earlier date of termination in whole of the Commitments pursuant to Section 4.4 or 11.1.

         "SECURITY DOCUMENTS" shall mean any and all agreements, security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, assignments of proceeds, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance or other collateral assignments, completion or surety bonds, standby agreements, subordination agreements, undertakings and other documents, agreements, instruments and financing statements at any time executed and delivered by the Borrower or a third Person in connection with, or as security for the payment or performance of, the Notes, any indebtedness renewed or extended by such Notes and the Borrower's obligations under this Agreement.

         "TANGIBLE NET WORTH" shall mean as of any particular date, the difference between: (a) the Borrower's combined total assets as they would normally be shown on the balance sheet of the Borrower, adjusted by deducting:
(i) all values attributable to General Intangibles, including without limitation, prepaid expenses, except: bank deposit accounts; Margin Accounts; government subsidy; set aside; diversion; deficiency or disaster payments receivable which are properly assigned to the Agent, and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in combination except Accounts due from Affiliates which the Borrower could legally collect by setoff against Accounts due to Affiliates; and (b) the Borrower's combined total liabilities as they would normally be shown on the balance sheet of the Borrower.

         "TERM LOAN COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $30,000,000, as set forth opposite such Lender's name under the heading "Term Loan Commitments" on Exhibit 1D, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of principal payments received with respect to the Term Loan, and "Term Loan Commitments" shall mean collectively, the Term Loan Commitments for all the Lenders.

         "TERM MATURITY DATE" shall mean September 30, 2001.

         "TEXAS PROPERTIES" shall mean those portions of the Property as are located in Dallam and Hartley Counties, Texas.

         "TYPE" shall mean, with respect to any Loan, whether such Loan is a Reference Rate Loan or a Eurodollar Rate Loan.

         "UNALLOCATED CASH FLOW" shall mean for any period of determination (a) EBITDA during such period, minus (b) the amount of cash taxes paid during such period, minus (c) the amount of cash dividends paid during such period, minus
(d) the amount of cash interest paid during such period, minus (e) the net amount of capital expenditures during such period, minus (f) the cash portion of the purchase price paid during such period for any acquisition permitted under
Section 10.2.

         "UNIT" shall mean a combination of hog production facilities consisting of breeding, gestation and farrowing buildings sufficient to house 10,800 gilts and/or sows, together with such nursery and finishing buildings as are necessary to support the offspring of said 10,800 gilts and/or sows.

         "WORKING CAPITAL" shall mean as of any particular date, the amount of the Borrower's combined current assets (including breeding stock), adjusted by deducting prepaid expenses, less the Borrower's combined current liabilities (including without limitation, the aggregate amount of Revolving Loans outstanding), treating all amounts currently owing to Affiliates (except amounts owing to Affiliates eliminated by combination) as current liabilities and giving no value as assets to any amounts currently owing from Affiliates.

         1.2 INDEX TO OTHER DEFINITIONS. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

                    TERM                                    LOCATION
                    ----                                    --------
                    Agreement                               introduction
                    Application                             Section 2.2(b)
                    Assignee                                Section 13.24
                    Assignment and Acceptance               Section 13.24
                    Borrower                                introduction
                    Code                                    Section 1.4
                    Default Rate                            Section 3.1(b)
                    Environmental Laws                      Section 7.9
                    Equalization Transfer                   Section 2.1(c)
                    Excess                                  Section 13.19

                    FBS Ag Credit                           introduction
                    Issuer                                  Section 2.2(a)
                    Lenders                                 introduction
                    Loan Account                            Section 2.4
                    Purchasing Lender                       Section 2.1(f)
                    Revolving Loans/Revolving Notes         Section 2.1
                    Securities Act                          Section 13.21
                    Selling Lender                          Section 2.1(f)
                    Taxes                                   Section 5.5(a)
                    Term Loan/Term Notes                    Section 2.3
                    UCP                                     Section 2.2(c)

         1.3 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP.

         1.4 OTHERS DEFINED IN COLORADO UNIFORM COMMERCIAL CODE. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Colorado ("Code") to the extent the same are used or defined therein.

2        LOANS.

         2.1 REVOLVING LOANS.

         (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make revolving credit loans (each a "REVOLVING LOAN" and more than one Revolving Loan, the "REVOLVING LOANS") to the Borrower on any one or more Business Days prior to the Revolving Maturity Date, up to an aggregate principal amount of Revolving Loans not exceeding each such Lender's Pro Rata Percentage of the Available Amount on such Business Day. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

         (b) It is anticipated that on each Business Day the Borrower may wish to borrow and repay Revolving Loans. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent will fund daily Revolving Loans for the accounts of the Lenders and will apply daily repayments of Revolving Loans to the accounts of the Lenders, other than according to the Lenders' Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Revolving Credit Loan on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Revolving Credit Loan on the date of payment thereof), provided however, that no such Revolving Loan shall be made and no repayment of a Revolving Loan shall be applied other than according to the Lenders' Pro Rata Percentages, if: (i) at the time of such Revolving Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to the requested Revolving Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Revolving Loans held according to the Lenders' Pro Rata Percentages, would exceed $3,000,000, and provided further, that the Agent's failure to fund daily Revolving Loans for the accounts of the Lenders as provided in this Section 2.1(b) shall not relieve each Lender's obligation (subject to the terms and conditions of this Agreement) to make Revolving Loans to the Borrower up to such Lender's Pro Rata Percentage. Nothing in this Section 2.1(b) shall be construed to require or to permit the Agent to fund any Revolving Loans in an amount which would exceed the then Available Amount, without the consent of all the Lenders.

         (c) At any time in the discretion of the Agent and in any event on Wednesday of each week if the outstanding Revolving Loans are not held according to the Lenders' Pro Rata Percentages, the Agent shall give notice by 9:30 a.m. (Denver time) to the Lenders of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, as the case may be (each such transfer, an "EQUALIZATION TRANSFER") required to cause the Revolving Loans to be held by the Lenders according to their Pro Rata Percentages. On the same Business Day as such notice the necessary Equalization Transfers shall be made in immediately available funds not later than 11:00 a.m. (Denver time).

         (d) Except as provided in Section 2.1(e), any Equalization Transfer by the Lenders to the Agent shall be deemed to constitute Revolving Loans by such Lenders to the Borrower and repayments by the Borrower of Revolving Loans held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Revolving Loans by the Agent to the Borrower and repayments of Revolving Loans held by the Lenders.

         (e) In the event that on the date on which any Equalization Transfer is required to be made pursuant to Section 2.1(b), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Revolving Loans of the Lenders to the Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

         (f) At any time after any Lender (a "SELLING LENDER") has received any Equalization Transfer that constitutes a purchase by any other Lender (a "PURCHASING LENDER") of a direct interest in such Selling Lender's Revolving Loans pursuant to Section 2.1(e), if such Selling Lender receives any payment on account of its Revolving Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender's direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

         (g) Each Lender's obligation to make Equalization Transfers pursuant to
Section 2.1(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, if the Agent has made any Revolving Loan in an amount exceeding the then Available Amount without the consent of all the Lenders, any non-consenting Lender's obligation to make an Equalization Transfer with respect to such Revolving Loan, shall be reduced by such Lender's Pro Rata Percentage of any such excess.

         (h) The Borrower shall execute and deliver to the Agent for each Lender to evidence the Revolving Loans made by each Lender under such Lender's Revolving Loan Commitment, a revolving credit note (each such note, a "REVOLVING NOTE" and collectively the "REVOLVING NOTES"), which shall be (i) dated the date of the Closing Date; (ii) in the principal amount of such Lender's maximum Revolving Loan Commitment; and (iii) in substantially the form attached as
Exhibit 2A, appropriately completed. Each Lender shall post (iv) the date and principal amount of each Revolving Loan made under such Revolving Note; (v) the rate of interest each such Revolving Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder.

         (i) In the event that the Borrower fails to pay any principal or interest on the date the same is due and payable, the Agent, upon instruction from the Required Lenders, shall notify the Lenders to make a Revolving Loan to pay such past due amount and each Lender shall post its records with respect to such Revolving Loan in accordance with Section 2.1(h) of this Agreement; provided however, that without the consent of all of the Lenders, no such Revolving Loan shall cause any Lender's Revolving Loans to exceed the amount of such Lender's Revolving Loan Commitment, and provided further, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder.

         2.2 LC's.

         (a) Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that the Agent issue or cause to be issued by an Affiliate of the Agent one or more LC's for the Borrower's account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or its Affiliate thereby becoming the "Issuer"); provided however, that the Agent shall not issue or cause its Affiliate to issue any such LC if (i) such issuance would cause the LC Obligations to exceed $5,000,000 at the time of such issuance, (ii) the face amount of such LC exceeds the Available Amount at the time of such issuance, or (iii) the proposed expiry date for the LC is on or after a date which is the earlier of
(A) twelve (12) months after its date of issuance or (B) the Revolving Maturity Date.

         (b) In order to effect the issuance of each LC, the Borrower shall deliver to the Agent a letter of credit application (the "Application") not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the LC. The Application shall be duly executed by a responsible officer of the Borrower, shall be irrevocable and shall (i) specify the day on which such LC is to be issued (which shall be a Business Day), and
(ii) be accompanied by a certificate executed by a responsible officer stating that all conditions precedent to such issuance have been satisfied and setting forth calculations evidencing availability for such LC as required pursuant to
Section 2.2(a).

         (c) Upon receipt of the Application, and satisfaction of the applicable terms and conditions of this Agreement, and provided however, that no Default or Matured Default exists, or would exist after giving effect to the issuance of the LC, the Agent or its Affiliate shall issue such LC no later than the close of business, in Denver, Colorado or Minneapolis, Minnesota, on the date so specified. The Agent shall provide the Borrower and each Lender with a copy of the LC which has been issued. Each LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Agent or its Affiliate, the "UCP"), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota.

         (d) Upon the issuance date of each LC, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender's Pro Rata Percentage in the LC, the obligations thereunder and in the reimbursement obligations of the Borrower due in respect of drawings made under the LC. If requested by the Agent, the other Lenders will execute any other documents reasonably requested by the Agent to evidence the purchase of such participations.

         (e) Upon the presentment of a draft for honor under any LC by the beneficiary thereof which the Issuer has determined is in compliance with the conditions for payment thereunder, the Issuer shall promptly notify the Borrower, the Agent (as applicable) and each Lender of the intended date of honor of such draft, the amount due and owing in respect of such draft shall automatically and without any action by any Person be due and payable by the Borrower on the intended date of honor, and each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or a Matured Default), make available to the Agent for the benefit of the Issuer an amount equal to its Pro Rata Percentage of the presented draft on the day the Issuer is required to honor such draft. If such amount is not in fact made available to the Agent by such Lender on such date, such amount shall bear interest at the lesser of (i) the federal funds rate or (ii) the Highest Lawful Rate, payable on demand by the Agent. Each drawing under any LC shall constitute a request by the Borrower to the Agent for a borrowing pursuant to Section 2.1(a) of Revolving Loans in the amount of such drawing.

         (f) The Borrower's obligation to reimburse the Issuer for the amount of any draft drawn under an LC shall be absolute, unconditional and irrevocable and shall be paid immediately to the Agent for the account of the Lenders upon demand by the Agent, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

                  (i) The existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any LC (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Financing Agreement, the transactions contemplated herein or therein or any unrelated transaction, unless otherwise provided by the terms of such LC;

                  (ii) Any statement or any other document presented under any LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iii) Payment by the Issuer under any LC against presentation of a draft or certificate which does not comply with the terms of such LC, provided however, that such payment shall not have constituted gross negligence or willful misconduct of the Issuer; and

                  (iv) Any other circumstance or event whatsoever, whether or not similar to the foregoing, provided however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Issuer.

         (g) The Borrower assumes all risks of the acts or omissions of the beneficiary and any transferee of each LC with respect to its use of such LC. Neither the Issuer, the Agent nor any Lender shall be liable or responsible for, and the Borrower indemnifies and holds the Issuer, the Agent and each Lender harmless for: (i) the use which may be made of any LC or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (ii) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against the Issuer, the Agent or any Lender, except damages determined to have been caused by gross negligence or willful misconduct of the Issuer in determining whether documents presented under an LC comply with the terms of such LC and there shall have been a wrongful payment as a result thereof; provided however, that it is the intention of the Borrower to indemnify the Issuer, the Agent and each Lender for the negligence of the Issuer, the Agent or each Lender respectively, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

         (h) In the event that any provision of an Application is inconsistent, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of set-off or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

         (i) If any LC has an expiration date after the Revolving Maturity Date, and if any Lender shall not have agreed to extend its Revolving Loan Commitment through a date which is on or after the latest expiration date of any LC, then the Borrower shall deposit with the Agent, for the ratable benefit of such non-extending Lenders, cash collateral or other liquid collateral, of a type and in an amount which is satisfactory to such non-extending Lenders, in their sole discretion, provided however, that cash in an amount equal to (i) 105% of the face amount of all such LC's, times (ii) the Pro Rata Percentages of all such non-extending Lender's Revolving Loan Commitments, is hereby agreed by all Lenders to be satisfactory collateral as to type and amount.

         2.3 TERM LOAN.

         (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (each a "TERM LOAN" and collectively the "TERM LOAN") to the Borrower on the first Business Day after the later of the Closing Date or the date on or before September 15, 1997 that all conditions precedent thereto as set forth in Section 8.1 have been satisfied, in the principal amount of such Lender's Term Loan Commitment. Once repaid, the Term Loan may not be reborrowed.

         (b) The Borrower shall execute and deliver to the Agent for each Lender to evidence the Term Loan made by each Lender under such Lender's Term Loan Commitment, a promissory note (each such note, a "TERM NOTE" and collectively the "TERM NOTES"), which shall be (i) dated the date of the Closing Date; (ii) in the principal amount of such Lender's maximum Term Loan Commitment; and (iii) in substantially the form attached as Exhibit 2B, appropriately completed. Each Lender shall post (iv) the date and principal amount of the Term Loan made under such Term Note; (v) the rate of interest the Term Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder. The outstanding principal balance of each Term Note shall be payable as set forth therein.

         2.4 GENERAL PROVISIONS; ALL LOANS.

         (a) Each borrowing under this Agreement shall in the case of any Eurodollar Rate Loan, be in an aggregate amount of not less than $1,000,000 or in integral multiples of $100,000 in excess thereof; and at the option of the Borrower, any borrowing may be comprised of two or more Loans bearing different rates of interest; provided however, that a Loan made on the first Business Day after the Closing Date shall bear interest from the date of such Loan at a rate per annum equal to the lesser of (i) the Reference Rate in effect from time to time plus the Applicable Margin, or (ii) the Highest Lawful Rate, unless and until the Borrower gives notice under Section 3.2, and provided further that the Borrower may not have more than six (6) Eurodollar Rate Loans outstanding at any one time. Each Loan shall be made upon prior written notice from the Borrower to the Agent delivered not later than 11:00 a.m. (Denver time) on the Closing Date with respect to any Loans to be made on the first Business Day after the Closing Date, or with respect to any Loans made thereafter, on the same Business Day as the proposed Loan if such borrowing is a Revolving Loan which is a Reference Rate Loan, or three Business Days prior to the proposed Loan if such borrowing is a Revolving Loan which is a Eurodollar Rate Loan. Each such notice of borrowing with respect to the Loans shall be irrevocable and shall specify (iii) the amount of the proposed borrowing; (iv) the date of the proposed borrowing; (v) the Type of each such Loan; (vi) whether the proposed borrowing is a Revolving Loan or the Term Loan; and (vii) with respect to any Eurodollar Rate Loan, the Interest Period with respect to each such Loan and the expiration date of each such Interest Period. The Borrower shall give the Agent written (including facsimile) notice by the required time of any proposed borrowing. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any facsimile notice referred to above which the Agent believes in good faith to have been given by the Borrower, or for otherwise acting in good faith under this Section 2.4(a).

         (b) The Agent shall notify each Lender of any notice received by the Agent from the Borrower pursuant to Section 2.4(a) not later than 9:30 a.m. (Denver time) on the date of any proposed Loan. In the case of a proposed borrowing of a Loan comprised of Eurodollar Rate Loans, the Agent shall also notify each Lender of the applicable interest rate on the same Business Day as the Agent receives such notice from the Borrower. Each Lender shall, before 11:00 a.m. (Denver time) on the date for the proposed Loan, make available for the account of the Agent at its address set forth in Section 13.18, in same day funds, its Pro Rata Percentage of such borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article 8, on the date for the proposed Loan, the Agent shall make the borrowing available to the Borrower in immediately available funds. Any Loan made by the Agent pursuant to a request believed by the Agent to be an authorized request by the Borrower for a Loan pursuant to Section 2.4(e) shall be deemed to be a Loan for all purposes with the same effect as if the Borrower had in fact requested the Agent to make such Loan.

         (c) Unless the Agent shall have received notice from a Lender prior to the date of any borrowing of a Loan that such Lender will not make available to the Agent such Lender's Pro Rata Percentage of such borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such borrowing in accordance with Section 2.4(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Percentage available to the Agent, such Lender and the Borrower severally agree to repay to the Agent, within five (5) Business Days after demand therefor, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of the Borrower, at the interest rate applicable at the time the Loans comprising such borrowing were made, and (ii) in the case of such Lender, at the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such borrowing for purposes of this Agreement. If the Borrower has been required to repay a Loan to the Agent pursuant to this Section 2.4(c), as a result of a Defaulting Lender's failure to make its Pro Rata Percentage of such Loan available to the Agent, then the Agent and the remaining Lenders shall have sixty (60) days from the date of such repayment to increase their Commitments in an aggregate amount equal to such Default Lender's Commitments, or to replace the Defaulting Lender with another Lender in accordance with the provisions of Section 13.24. In the event the Agent and the remaining Lenders fail to increase their Commitments or replace the Defaulting Lender within said sixty (60) day period, then the Borrower may terminate the Commitments without the payment of the early termination fees described in Section 4.4(b).

         (d) The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

         (e) Loans may be made by the Agent on the Agent's receipt of written notice from William R. Patterson or Dennis W. Harms, who are authorized to request Loans and direct the disposition of any such Loans until written notice of the revocation of such authority is received by the Agent at its address designated below. Any such Loans shall be conclusively presumed to have been made to or for the benefit of the Borrower when the Agent believes in good faith that such notice was made by authorized persons, or when said Loans are deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account.

         (f) The Agent shall maintain a loan account ("Loan Account") on its books in which shall be recorded: (a) all Revolving Loans made to the Borrower pursuant to this Agreement; (b) all payments made by the Borrower on all Revolving Loans; (c) the Term Loan made to the Borrower pursuant to this Agreement; (d) all payments made by the Borrower on the Term Loan; and (e) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest. All entries in the Borrower's Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. The Agent shall send to the Borrower monthly statements for the Loan Account. The Borrower promises to pay the amount reflected as owing by and under its Loan Account, as reflected on such monthly statements, and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement, unless the Borrower notifies the Agent within thirty (30) days after the Borrower's receipt of such monthly statement, of a good faith dispute relating to the matter summarized on such monthly statement. In the absence of the Borrower's timely written notice of a good faith dispute, each monthly statement for the Loan Account shall become an account stated.

         (g) All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date and amount of each such debit or credit. Until such time as the Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Borrower's Loan Account, as set forth on the Agent's most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Agent and the Lenders by the Borrower.

         2.5 PURPOSES.

         The purpose of the Revolving Loans is to provide working capital for the Borrower's hog production operations. Each LC shall be issued for proper business purposes. The purpose of the Term Loan is to refinance existing term debt.

3        INTEREST.

         3.1 INTEREST.

         The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

         (a) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Reference Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Reference Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing September 1, 1997, and if such Loan is a Revolving Loan, on the Revolving Maturity Date, and if such Loan is a Term Loan, on the Term Maturity Date. With respect to each Reference Rate Loan, the rate of interest accruing shall change concurrently with each change in the Reference Rate as announced by First Bank.

         (b) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Eurodollar Rate Loan, a rate per annum during each Interest Period for such Loan, equal to the lesser of (i) the sum of the Eurodollar Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the first day of each month during the applicable Interest Period, on the ninetieth day of such Interest Period if such Interest Period exceeds three months, and on the last day of such Interest Period, and if such Loan is a Revolving Loan, also on the Revolving Maturity Date, and if such Loan is a Term Loan, also on the Term Maturity Date.

         (c) After the occurrence of a Matured Default and for so long as such Matured Default is continuing, any amount due hereunder, under the Notes or under any other Financing Agreements, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date on which such Matured Default occurs and during the continuation of such Matured Default, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of (i) the sum of three percent (3.0%) per annum plus the Reference Rate in effect from time to time and (ii) the Highest Lawful Rate.

         (d) All computations of interest pursuant to this Section 3.1 shall be made by the Agent on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         3.2 VOLUNTARY CONVERSION OF LOANS.

         The Borrower may on any Business Day, upon the Borrower's written (including facsimile) notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the day which is three Business Days prior to the date of any proposed interest conversion or rollover, convert Loans from one Type to another Type, or continue or rollover existing Eurodollar Rate Loans,
(a) with respect to any conversion into or rollover of a Eurodollar Rate Loan, no Default or Matured Default shall have occurred and be continuing, (b) with respect to any facsimile notice of interest conversion, the Borrower shall promptly confirm such notice by sending the original notice to the Agent, and
(c) any continuation or rollover of Eurodollar Rate Loans for the same or a different Interest Period or into Reference Rate Loans, shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans. Each such notice of interest conversion shall specify therein (d) the requested date of such conversion, (e) the Loans requested to be converted and whether such Loans constitute Revolving Loans or the Term Loan, and (f) if such interest conversion is into Loans constituting Eurodollar Rate Loans, the duration of the requested Interest Period for each such Loan on the same Business Day. The Agent shall deliver a copy of each such notice to each Lender on the same Business Day as the Agent receives such notice from the Borrower. Each such notice shall be irrevocable and binding on the Borrower. If the Borrower shall fail to give a notice of interest conversion with respect to any Eurodollar Rate Loan as set forth above, such Loan shall automatically convert to a Reference Rate Loan on the last day of the Interest Period with respect thereto.

4        PAYMENTS; PREPAYMENTS; TERMINATION OF REVOLVING LOAN COMMITMENTS;
         RELEASE OF COLLATERAL; ETC.

         4.1 PAYMENT OF LOANS.

         (a) Whenever any payment hereunder or under any Note shall be due on a day other than a Business Day, the date for payment of such amounts shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

         (b) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 a.m. (Denver time) on the day when due in lawful money of the United States and in immediately available funds to the Agent for the account of the Lenders. Subject to Section 2.1, the Agent will promptly distribute in lawful money of the United States and in immediately available funds to each Lender its ratable (based on the respective Pro Rata Percentages of the Lenders) share of each such payment received by the Agent for the account of the Lenders.

         4.2 OPTIONAL PREPAYMENTS ON THE LOANS.

         The Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section
4.2. The Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day) and which notice shall be delivered to the Agent not later than 11:00 a.m. (Denver time), (a) with respect to any Revolving Loan which is a Reference Rate Loan, on the date of prepayment, and (b) with respect to the Term Loan or any Revolving Loan which is a Eurodollar Rate Loan, three Business Days prior to the date of prepayment, which written notice shall specify the Loans to be prepaid and the aggregate amount of the prepayment. All prepayments of Reference Rate Loans shall be without premium or penalty of any kind except as provided under Section 4.4. All such prepayments of Eurodollar Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium or penalty thereon, provided however, that funding losses incurred by any Lender under Section 5.3 shall be payable with respect to each such prepayment. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of Eurodollar Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 5.3. The Borrower shall have no optional right to prepay the principal amount of any Eurodollar Rate Loan other than as provided in this Section 4.2.

         4.3 MANDATORY PRINCIPAL PAYMENTS ON THE LOANS.

         (a) If at any time the aggregate principal amount of all Revolving Loans, plus the aggregate face amount of all outstanding LC's, exceeds the lesser of the Borrowing Base or the Revolving Loan Commitments, then the Borrower shall within three (3) Business Days, either (i) pay to the Agent for the ratable account of each Lender the amount of such excess as a payment on the Revolving Loans, or (ii) otherwise eliminate such excess by providing to the Agent an updated borrowing base certificate.

         (b) The Borrower shall pay to the Agent for the ratable account of each Lender the scheduled principal payments required by the Term Notes.

         4.4 TERMINATION OF THE COMMITMENTS.

         (a) The Agent shall have the right, with the consent of the Required Lenders and without notice to the Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Revolving Loan Commitments and the LC Commitments shall be deemed immediately terminated and all of the Liabilities relating to the Revolving Loans shall be immediately due and payable, without notice to the Borrower, on the Revolving Maturity Date. In the event any of the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the indefeasible full payment and full satisfaction of the Liabilities. Notwithstanding the foregoing, in the event that a Default of the type described in clause (i) of the definition of Matured Default occurs, then this Agreement shall be deemed to be terminated immediately, all of the Liabilities shall automatically become immediately due and payable, and the obligations of the Lenders to make Loans and the Commitments shall automatically terminate in accordance with Section 11.1, provided however, that if such Default is cured within the time period (if applicable) set forth in clause (i) of the definition of Matured Default, then this Agreement shall be deemed to be reinstated as of the date that the Agent is given written notice of a final court order effecting such cure.

         (b) The Borrower shall have the right, upon at least five Business Days' notice to the Agent to terminate the Commitments in whole, provided however, that subject to Section 2.4(a), any such termination prior to July 31, 2000 shall be accompanied by the payment of an early termination fee equal to the following percentages of the Commitments in the following periods: (i) before July 31, 1998: 3%; (ii) from August 1, 1998 through July 31, 1999: 2%; and (iii) from August 1, 1999 through July 31, 2000:
1%. The Borrower shall not have the right to terminate the Commitments in part.

         4.5 CONDITIONAL RELEASE OF CERTAIN COLLATERAL.

         (a) The Lenders agree that the Agent will promptly release its liens and security interests in and to the Property other than the Texas Properties, upon the occurrence of the following events and subject to the following conditions: (a) the Borrower has been in compliance in all material respects with all of the terms and provisions of this Agreement and the Financing Agreements for the two-year period following the Closing Date, (b) there shall not have occurred a Matured Default during the two-year period following the Closing Date, (c) the Borrower shall have made a written request to the Agent for a release of Collateral pursuant to this Section 4.5, (d) at the time of such written request, there shall not then exist a Default, and (e) the Borrower shall have provided the Agent with FIRREA qualified appraisals of the Texas Properties showing an aggregate appraised market value of the Texas Properties in an amount sufficient to result in the then outstanding balance of the Term Loan being less than forty percent (40%) of such aggregate appraised market value. The Borrower's compliance with the requirements set forth in this Section
4.5 shall be determined by the Required Lenders, in their reasonable discretion.

(b) The Lenders further agree that the Agent will promptly release its liens and security interests in and to the Borrower's processing facility located in Milan, Missouri promptly upon the Borrower's written request provided that at the time of the Borrower's request, no Default has occurred and is continuing.

5        EURODOLLAR RATE LOANS AND COST OF FUNDS RATE LOANS; INCREASED COSTS;
         TAXES; ETC.

         5.1 EURODOLLAR RATE LOANS.

         Anything in this Agreement to the contrary notwithstanding:

         (a) If any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans (whether or not such assertion carries the force of law), the obligation of such Lender to make, rollover or to convert Loans into Eurodollar Rate Loans shall be suspended until the Agent or such Lender shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist, and the existing Eurodollar Rate Loans of such Lender shall automatically convert, on and as of the date of such notification, into Reference Rate Loans; provided that each Lender represents and warrants to the Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 13.24(a), it has no actual knowledge that it would be unlawful for such Lender to make Eurodollar Rate Loans as contemplated.

         (b) If the Required Lenders shall, not later than 11:00 a.m. (Denver time) one Business Day before the date of any requested borrowing consisting of Eurodollar Rate Loans, notify the Agent that the Eurodollar Rate for Eurodollar Rate Loans comprising such borrowing will not adequately reflect the cost to such Required Lenders of making or funding their respective Eurodollar Rate Loans for such borrowing, the right of the Borrower to select Eurodollar Rate Loans for such borrowing or any subsequent borrowing respectively shall be suspended until the Required Lenders shall notify the Agent that the circumstances causing such suspension no longer exist, and the Eurodollar Rate Loans comprising such requested borrowing shall be Reference Rate Loans. The Agent shall make a good faith effort to notify the Borrower promptly of any notice received by the Agent from the Required Lenders pursuant to this Section 5.1(b), provided however, that the failure to give such notice shall not affect the remaining provisions of this Section 5.1(b).

         5.2 INCREASED COSTS.

         If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost or reduction in yield or rate of return to any Lender of agreeing to make or making or maintaining any Eurodollar Rate Loan or maintaining its Commitment with respect thereto (other than any increase in income or franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender's relevant office is located), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, reduction in yield or rate of return, provided however, that similar compensation is also customarily demanded by such Lender from other borrowers similarly situated and under similar circumstances. Any request for payment under this Section 5.2 will be submitted to the Borrower and the Agent by such Lender identifying with reasonable specificity the basis for and the amount of such increased cost.

         5.3 FUNDING LOSSES.

         The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any Loan) as a result of (a) any payment, conversion, rollover, or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of any Loan on a day other than the last day of an Interest Period for such Loan; (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender's Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.4(a) (whether oral or written) but before the proposed date for such Eurodollar Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective; (c) after receipt by the Agent of a notice of borrowing delivered pursuant to Section 2.4(a), the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of the Borrower; or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.4(a) or a notice of interest conversion delivered pursuant to Section 3.2. Any Lender demanding payment under this Section 5.3 shall deliver to the Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a Eurodollar Rate Loan shall include without limitation, an amount equal to the sum of the amount of the interest that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus any expense or penalty incurred by such Lender.

         5.4 CAPITAL ADEQUACY REQUIREMENTS.

         (a) If any Lender shall have determined that the adoption after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof after the date of this Agreement by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital requirement is increased, or has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance, in each case as a consequence of its obligations hereunder (taking into consideration such Lender's policies with respect to capital adequacy), then the Borrower shall pay to such Lender such additional amount or amounts as are reasonably determined by such Lender to be sufficient to compensate such Lender or such corporation in the light of such circumstances, provided however, that similar compensation is also customarily demanded by such Lender from other borrowers similarly situated and under similar circumstances.

         (b) A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in Section 5.4(a) above shall be delivered as soon as practicable to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after such Lender delivers such certificate. In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

         5.5 TAXES.

         (a) Subject to the provisions of Section 5.6(b), any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto ("TAXES"), excluding however, from the definition of Taxes, in the case of each Lender and the Agent, taxes imposed on its income

(including penalties and interest payable in respect thereof), and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.5) such Lender or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of "Taxes").

         (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 5.5) paid by such Lender or the Agent (as the case may be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Tax that was incorrectly or illegally asserted in connection with this Agreement or the Notes, such Lender shall promptly return to the Borrower the amount of such reimbursement net of any reasonable costs of recovery, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent the Borrower has actually paid such Lender with respect thereto.

         (d) Promptly after the date on which payment of any Taxes are due pursuant to applicable law, the Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that the Borrower has met its obligations under this Section 5.5.

         (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreement and obligations of the Borrower contained in this Section 5.5 shall survive the payment in full of principal and interest hereunder and under the Notes.

         5.6 WITHHOLDING TAXES.

         (a) Each Lender represents to the Borrower and the Agent that, as of the date it becomes a Lender and at all times thereafter, it is either (i) a corporation organized under the laws of the United States or any state thereof or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the IRC) shall submit to the Borrower and the Agent, on or before the later of the Closing Date or the day on which such Lender becomes a Lender, duly completed and signed copies of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be received by such Lender hereunder) or Form 4224 (relating to all payments to be received by such Lender hereunder) of the United States Internal Revenue Service, and if required by applicable law, a Form W-8 or a Form W-9. Thereafter and from time to time, each such Lender shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or more of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and
(ii) required and permitted under then current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Lender hereunder. Upon the request of the Borrower or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the IRC) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

         (b) If any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the IRC) determines that the Borrower is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. Taxes") from any payments to a Lender pursuant to any Financing Agreement in respect of the Liabilities payable to such Lender then or thereafter outstanding, the amount payable will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under any Loan Document to be paid with respect thereto; provided however, that the Borrower shall not be required to pay any additional amount pursuant to this Section 5.6(b) to any Lender (i) that is not, either on the date this Agreement is executed by such Lender or on the date such Lender becomes such under Section 13.24, either (x) entitled to submit Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be received by such Lender hereunder) or Form 4224 (relating to all payments to be received by such Lender hereunder) or (y) a United States person (as such term is defined in Section 7701(a)(30) of the IRC), or (ii) that has failed to submit any form or certificate that it was required to file pursuant to subsection (a) and entitled to file under applicable law or (iii) arising from such Lender's failure to comply with any certification, identification or other similar requirement under United States income tax laws or regulations (including backup withholding) to establish entitlement to exemption from such U.S. Taxes; and provided further, that if a Lender, as a result of any amount paid by the Borrowers to such Lender pursuant to this Section 5.6, shall realize a tax credit or refund, which tax credit or refund would not have been realized but for the Borrower's payment of such amount, such Lender shall pay to the Borrower an amount equal to such tax credit or refund. Each Lender may determine the portion, if any, of any tax credit or refund attributable to the Borrower's payments using such attribution and accounting methods as such Lender reasonably selects. The obligation of the Borrower under this Section 5.6(b) shall survive the payment in full of the Liabilities and the termination of the Commitments of such Lender.

6        FEES.

         6.1 COMMITMENT FEE WITH RESPECT TO REVOLVING LOAN COMMITMENTS.

         The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Revolving Loan Commitments) an annual commitment fee from the Closing Date to the Revolving Maturity Date, in the annual amount of Seventy Five Thousand Dollars ($75,000). The annual commitment fee for the Revolving Loan Commitments shall be due and payable in advance on the date of this Agreement, on each Anniversary Date prior to the Revolving Maturity Date unless the Borrower has fully terminated the Commitments in accordance with
Section 4.4, and on the Revolving Maturity Date, unless the Borrower has fully terminated the Commitments in accordance with Section 4.4 and has fully paid and satisfied all of the Liabilities relating to the Revolving Loans (including without limitation, all of the LC Obligations), provided however, that the annual commitment fee for the period beginning on the Anniversary Date next preceding the Revolving Maturity Date shall be pro-rated if applicable. Each annual commitment fee shall be fully earned on the date it becomes payable each year and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account.

         6.2 ADDITIONAL FEES WITH RESPECT TO LC'S.

         The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly fee in respect of each LC issued hereunder, computed at the rate of two percent (2.0%) per annum on the face amount of such LC. The quarterly LC fees shall be due and payable in advance on the date of issuance of each LC and then on the first day of each January, April, July and October through the Revolving Maturity Date and thereafter if any of the LC's or the LC Obligations then remain outstanding. Each quarterly LC fee shall be fully earned on the date it becomes payable, and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account.

         6.3 COMMITMENT FEE WITH RESPECT TO TERM LOAN COMMITMENTS.

         The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Term Loan Commitments) an initial commitment fee in the amount of Three Hundred Thousand Dollars ($300,000). The commitment fee for the Term Loan Commitments shall be due and payable in advance on the Closing Date, and shall be fully earned on the date it becomes payable and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account.

         6.4 AGENT'S FEES.

         The Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder, fees in the amounts and at the times set forth in the Agent's Letter. The arranger fee and the initial audit and loan servicing fees (all as described therein) shall be due and payable in advance on the Closing Date. The annual audit and loan servicing fees shall be due and payable in advance on each Anniversary Date hereafter as long as any Liabilities are outstanding under this Agreement, unless the Borrower has fully terminated the Commitments in accordance with Section 4.4 and has fully paid and satisfied all of the Liabilities (including without limitation, all of the LC Obligations). All of the Agent's fees set forth in the Agent's Letter shall be fully earned on the dates they become payable and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account. No Persons other than the Agent shall have any interest in such Agent's fees.

         6.5 FEES NOT INTEREST; NONPAYMENT.

         The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money. The obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. All fees shall be non-refundable.

7        REPRESENTATIONS AND WARRANTIES.

         In order to induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Agent and the Lenders that the following statements are and, after giving effect to the Loans, will be, true and correct as of the Closing Date, and that the following statements will be true and correct at all times after the Closing Date except as otherwise disclosed in writing to the Agent:

         7.1 LITIGATION AND PROCEEDINGS.

         Except as set forth on Part 1 of Exhibit 7, no judgments are outstanding against the Borrower, nor is there now pending or threatened any litigation, contested claim, or governmental proceeding by or against the Borrower, except for judgments and pending or threatened litigation, contested claims and governmental proceedings which will not, in the aggregate, have a Material Adverse Effect.

         7.2 OTHER AGREEMENTS.

         Except as set forth on Part 2 of Exhibit 7, the Borrower is not in default in any material respects under any contract, lease or commitment to which the Borrower is a party or by which the Borrower is bound. The Borrower knows of no dispute, except as set forth on Part 2 of Exhibit 7 or as previously disclosed to the Agent and the Lenders in writing, relating to any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

         7.3 LICENSES, PATENTS, ETC.

         All of the Borrower's licenses, patents, copyrights, trademarks and trade names and all of the Borrower's applications for any of the foregoing are set forth on Part 3 of Exhibit 7. There is no action, proceeding, claim or complaint pending or, to the best of the Borrower's knowledge, threatened to be brought against the Borrower by any Person which might jeopardize any of the Borrower's interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications and which if determined adversely to the Borrower, would result in a Material Adverse Effect.

         7.4 TITLE TO ASSETS.

         Except as contemplated by this Agreement and except as set forth on
Part 4 of Exhibit 7, the Borrower owns all of its assets free and clear of all security interests, liens, claims, and encumbrances. No goods held by the Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by the Borrower in respect of the sale of such goods (except markups or commissions which have been fully earned by the Borrower) have been represented to be Accounts. The Borrower represents that all amounts in the form of ordinary trade payables which are owing to suppliers of any of the Inventory have been paid in accordance with Section 9.13, and that none of such suppliers has asserted any interest in the Inventory. The Borrower will furnish, at the Agent's request, the names and addresses of all Persons who supply Inventory to the Borrower or who deliver goods to the Borrower on consignment or under sale or return contracts.

         7.5 TAX LIABILITIES.

         The Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by the Borrower and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the Borrower's balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Borrower, except as described on Part 5 of Exhibit 7.

         7.6 INDEBTEDNESS AND PRODUCER PAYABLES.

         Except (i) for the Liabilities; (ii) as disclosed on Part 6 of Exhibit 7; and (iii) as disclosed on the financial statements identified in Section 7.15 of this Agreement, the Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person. The Borrower's Producer Payables, other than those being contested in good faith by the Borrower, are not past due.

         7.7 OTHER NAMES.

         The Borrower has not, during the preceding five years, been known by or used any other name, except as disclosed on Part 7 of Exhibit 7.

         7.8 AFFILIATES.

         The Borrower has no Affiliates, other than those Persons disclosed on
Part 8 of Exhibit 7, and the legal relationships of the Borrower to each such Affiliate are accurately and completely described thereon.

         7.9 ENVIRONMENTAL MATTERS.

         (a) Except as disclosed on Part 9 of Exhibit 7, the Borrower has not received any notice to the effect, or has any knowledge, that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations ("ENVIRONMENTAL LAWS") or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect; (b) there have been no releases of hazardous materials at, on or under the Borrower's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Borrower's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on the financial condition, operations, assets, business or prospects of the Borrower; (d) the Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and (e) except as disclosed on Part 9 of Exhibit 7, no conditions exist at, on or under the Borrower's premises which, with the passage of time, or the giving of notice or both, would rise to any material liability under any Environmental Laws.

         7.10 BANK ACCOUNTS.

         Part 10 of Exhibit 7 sets forth, as of the Closing Date, the account numbers and location of all bank accounts (including lockbox accounts) of the Borrower.

         7.11 FARM PRODUCTS.

         Part 11 of Exhibit 7 sets forth a complete and accurate list of all states where farm products (as that term is defined in 7 USCA Section 1631(c)(5)) purchased by the Borrower have been produced. The Borrower: (a) is registered with the Secretaries of State of all states listed on Part 11 of
Exhibit 7 which have established a central filing system certified by the Secretary of the United States Department of Agriculture pursuant to 7 USCA
Section 1631(c)(2); (b) has obtained all waivers and releases of security interests, of which the Borrower has received notice from any Secretary of State of such states which have adopted a central filing system certified by the Secretary of the United States Department of Agriculture pursuant to 7 USCA
Section 1631(c)(2); and (c) the Borrower has performed all payment obligations required to be performed by it (as set forth in 7 USCA Section 1631(e)(1)(B)) to insure that the Borrower has purchased such farm products free and clear of all liens, claims, security interests and encumbrances, including those of secured parties of the seller of such farm products in states where there is no central filing system.

         7.12 EXISTENCE.

         Borrower is a corporation duly organized, in existence and in good standing under the laws of the State of Delaware and is duly licensed to do business in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a Material Adverse Effect.

         7.13 AUTHORITY.

         The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements and the performance of the Borrower's obligations hereunder and thereunder (a) are within the Borrower's corporate powers; (b) are duly authorized by Borrower's board of directors and, if necessary, Borrower's shareholders; (c) are not in contravention of any law or laws, or the terms of the Borrower's articles or certificates of incorporation or by-laws or any other agreement, instrument or document relating to Borrower's governance, or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower's property is bound; (d) do not require any governmental consent, registration or approval; (e) do not contravene any contractual or governmental restriction binding upon the Borrower; and (f) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower's property may be bound or affected.

         7.14 BINDING EFFECT.

         This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, moratorium or similar laws affecting creditors' rights generally and except as such enforcement may be limited by general principles of equity.

         7.15 CORRECTNESS OF FINANCIAL STATEMENTS.

         The financial statements delivered by the Borrower to the Agent and the Lenders present fairly the financial condition of the Borrower, and have been prepared in accordance with GAAP consistently applied. As of the date of such financial statements, and since such date, there has been no materially adverse change in the condition or operation of the Borrower, nor has the Borrower mortgaged, pledged or granted a security interest in or encumbered any of the Borrower's assets or properties since such date.

         7.16 EMPLOYEE CONTROVERSIES.

         There are no controversies pending or, to the best of the Borrower's knowledge, threatened between the Borrower or any of the Borrower's employees, other than employee grievances arising in the ordinary course of the Borrower's business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower.

         7.17 COMPLIANCE WITH LAWS AND REGULATIONS.

         The Borrower is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Borrower, except for laws, orders, regulations and ordinances, the violation of which would not have an adverse effect on the value of the Collateral or the Agent's interest in any of the Collateral and, in the aggregate, would not have a Material Adverse Effect.

         7.18 SOLVENCY.

         The Borrower is solvent, able to pay the Borrower's debts generally as such debts mature, and has capital sufficient to carry on the Borrower's business and all businesses in which the Borrower is about to engage. The salable value of the Borrower's total assets at a fair valuation, and at a present fair salable value, is greater than the amount of the Borrower's total obligations to all Persons. The Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

         7.19 PENSION REFORM ACT.

         No events, including without limitation, any "Reportable Event" or "Prohibited Transactions," as those terms are defined in ERISA have occurred in connection with any Pension Plan of the Borrower which might constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Borrower's Pension Plans meet the minimum funding standards of Section 302 of ERISA.

         7.20 MARGIN SECURITY.

         The Borrower does not own any margin security and none of the Loans shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

         7.21 CONFLICTING OR ADVERSE AGREEMENTS OR RESTRICTIONS.

         The Borrower is not a party to any contract or agreement or subject to any restriction which restricts the conduct of its business which could have a Material Adverse Effect. The Borrower is not in default under or in violation of any Governmental Requirement related to the

Loans or any other Governmental Requirement which default could have a Material Adverse Effect. Neither the execution and delivery of the Financing Agreements nor the consummation of the transactions contemplated thereby, nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any lien or security interest on any of the Collateral pursuant to: (a) the charter or bylaws of the Borrower; (b) any Governmental Requirement; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or by which it or its property is bound or to which it or its property is subject in any material respect.

         7.22 INVESTMENT COMPANY ACT NOT APPLICABLE.

         The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         7.23 PUBLIC UTILITY HOLDING COMPANY ACT NOT APPLICABLE.

         The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or an affiliate of a "subsidiary company" of a "holding company", or a "public utility", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         7.24 NO CONSENT.

         The execution, delivery and performance by the Borrower of, and the effectuation of the transactions contemplated under, this Agreement, the Notes and the other Financing Agreements, and the borrowings hereunder by the Borrower as contemplated herein, do not require the consent or approval of any other Person, except such consents or approvals as have been obtained. The Borrower has not otherwise failed to obtain any material governmental consent, approval, license, permit, franchise or other governmental authorization necessary to the ownership of any of its properties or the conduct of its business.

         7.25 FULL DISCLOSURE.

         All factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement. The financial projections and other financial information furnished to the Agent or any Lender by the Borrower and to be delivered under Section 9.1 of this Agreement, were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information.

         7.26 INTELLECTUAL PROPERTY.

         The Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property which is necessary for the operation of its business, without any known conflict with the rights of others. No product of the Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of the Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a Material Adverse Effect. There is no violation by the Borrower of any right of the Borrower with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by the Borrower.

         7.27 SURVIVAL OF WARRANTIES.

         All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement. All representations and warranties shall be deemed remade by the Borrower with each request for the making of a Loan or for the issuance of an LC except as otherwise disclosed in writing to the Agent.

8        CONDITIONS.

         8.1 CONDITIONS TO ALL LOANS.

         The obligation of each Lender to advance its Pro Rata Percentage of any Loan and the obligation of the Agent issue or cause to be issued by an Affiliate of the Agent any LC is subject to the satisfaction of the following conditions precedent:

         (a) Documents.

         The Borrower shall have executed and/or delivered to the Agent, appropriately dated and in form and substance satisfactory to the Agent, together with original counterparts or copies for each Lender, as the case may be, all of the documents listed on the List of Closing Documents attached as
Exhibit 8A, other than those listed thereon as post-closing items.

         (b) Actions and Events.

                  (i) Payment of Expenses.

                  There shall have been paid all fees due on the Closing Date and all fees and expenses of or incurred by the Agent and its counsel to the extent billed as of the Closing Date and payable pursuant to this Agreement.

                  (ii) Insurance.

                  The Agent shall have received evidence reasonably satisfactory to the Agent that the Borrower has insurance meeting the requirements of Sections 9.4 and 9.5.

                  (iii) Prohibitions.

                  No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the consummation of the transactions contemplated under the Financing Agreements, or which would otherwise have a material adverse effect on the Borrower's financial condition, results of operations or business.

                  (iv) Material Adverse Change.

                  No change shall have occurred with respect to the financial condition, business, operations or prospects of the Borrower since the dates of the most recent financial statement delivered to the Agent and the Lenders, which in the sole discretion of the Agent and the Lenders, would result in a Material Adverse Effect.

                  (v) Prior Indebtedness.

                  The Agent shall have received evidence or assurances satisfactory to the Agent that any prior indebtedness listed on Exhibit 8B shall be paid in full on or before the Closing Date, and that any liens, encumbrances or security interests securing such prior indebtedness shall be released of record substantially contemporaneously with the Closing Date.

                  (vi) Wiring Instructions.

                  The Agent shall have received wiring instructions with respect to the proceeds of the Term Loan and any other Loans to be made on the Closing Date or the first Business Day thereafter.

                  (vii) Bank Accounts.

                  The Borrower shall have established one or more lockbox accounts and/or lockboxes into which the proceeds of the Collateral and all sums received by the Borrower shall be directed and which shall be governed by a lockbox agreement among the Borrower, the Agent and one or more depository banks reasonably satisfactory to the Agent.

                  (viii) Other Documents.

                  The Borrower shall have taken such actions, and the Agent shall have received such other documents, as the Agent may reasonably request.

                  (ix) Approval of the Agent's Counsel.

                  Legal matters, if any, relating to the Loans to be made on the Closing Date shall have been reviewed by and shall be satisfactory to counsel for the Agent.

                  (x) Compliance.

                  All representations and warranties contained in this Agreement shall be true and correct in all material respects as though made on and as of any date the Borrower requests any Loan to be made or LC to be issued and on and as of the date of the making of such Loan or the issuance of such LC.

                  (xi) Appraisals.

                  The Borrower shall have delivered to the Agent FIRREA qualified appraisals of the Texas Properties which appraisals shall show an appraised value thereof of not less than $41,000,000.

                  (xii) Title Insurance.

                  The Borrower shall have provided to the Agent, for the ratable benefit of the Lenders, one or more title insurance policies or one or more commitments for title insurance policies, from a title insurance company reasonably satisfactory to the Agent, insuring or committing to insure for $30,000,000, the Agent's lien on the Property as a first priority lien, subject only to such exceptions, qualifications and limitations as may be satisfactory to, and with such endorsements as may be required by, the Required Lenders.

                  (xiii) Forecasts and Budgets.

                  The Borrower shall have delivered to the Agent annual operating and capital forecasts through the Borrower's 2002 Fiscal Year, including a detailed month-by-month budget for the Borrower's 1998 Fiscal Year, which forecasts and budgets shall be satisfactory in form and substance to the Required Lenders.

                  (xiv) Surveys.

                  The Borrower shall have delivered to the Agent ALTA as-built surveys of certain of the land and improvements comprising the Property, namely the Borrower's Milan processing plant, its headquarters property, and its Lucerne feed mill. Such surveys shall be certified to the Agent and to the title insurance company providing title insurance with respect thereto, which surveys shall be reasonably satisfactory to the Agent.

                  (xv) Environmental Assessments.

                  The Borrower shall have delivered to the Agent Phase I environmental assessments of the Property, certified to the Agent, which environmental assessments shall be performed by an environmental consultant reasonably satisfactory to the Agent and which environmental assessments shall be in form and substance satisfactory to the Agent.

                  (xvi) Licenses and Permits.

                  The Agent shall have received evidence reasonably satisfactory to the Agent that the Borrower has all then necessary licenses and permits for operation of the Property.

         (c) Representations and Warranties.

         The representations and warranties set forth in Article 7 shall be true and correct in all material respects on the date of each Loan and on the date of issuance of each LC, notwithstanding any disclosure by the Borrower to the Agent to the contrary. Each request by the Borrower for the making of a Loan or for the issuance of any LC, shall be and constitute a representation and warranty by the Borrower to the effect that all of the representations and warranties set forth in Article 7 are true and correct in all material respects as of the date of such request, and that all conditions precedent to the making of such Loan or the issuance of such LC have been satisfied in all material respects as of the date of such request.

         (d) Covenants.

         The Borrower and the Guarantor shall be in material compliance with all of the terms and provisions of the Financing Agreements.

         (e) No Default.

         There shall not then exist a Default or a Matured Default.

9        AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that until the Liabilities are paid in full, and the Commitments, the LC's and all other obligations of the Lenders are finally terminated, the Borrower will:

         9.1 FINANCIAL STATEMENTS AND OTHER INFORMATION.

         Except as otherwise expressly provided for in this Agreement, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied, and the Borrower shall cause to be furnished to the Agent and the Lenders, from time to time and in a form reasonably acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

         (a) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower: (i) audited consolidated statements of income, retained earnings and changes in the financial condition of the Borrower for such year, and a consolidated balance sheet of the Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by such independent public accountants as are selected by the Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Required Lenders, (ii) a compliance certificate of the chief financial officer of the Borrower in the form attached as Exhibit 9A, and (iii) detailed month-by-month operating and capital budgets for the next Fiscal Year;

         (b) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year of the
Borrower: (i) consolidated statements of income and retained earnings of the Borrower for such monthly period and for the period from the beginning of the then current Fiscal Year to the end of such monthly period, and a consolidated balance sheet of the Borrower as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as accurate by the chief financial officer of the Borrower, subject to changes resulting from normal year-end adjustments, (ii) statements of cash flow for such monthly period, and (iii) a compliance certificate of the chief financial officer of the Borrower in the form attached as Exhibit 9A;

         (c) as soon as practicable and in any event within fifteen (15) days after the end of each month, a Borrowing Base Certificate for the Borrower computed as of the last day of such month, signed by the chief financial officer of the Borrower, together with, to the Agent only: (i) all Accounts owing by an Account Debtor that is a meat packer for the sale of "livestock" (as defined in PASA) if any Account owing by such Account Debtor is at that time unpaid for a period exceeding seven (7) days after the delivery date related thereto; (b) all Accounts owing by an Account Debtor that is not a meat packer or by an Account Debtor that is a meat packer for the sale of inventory other than "livestock" (as defined in PASA) if any Account owing by such Account Debtor is at that time unpaid for a period exceeding twenty-one (21) days after the original invoice date of the original invoice related thereto, (ii) a listing of the Borrower's accounts payable indicating which accounts payable are more than thirty (30) days past due, and (iii) a detailed listing of Inventory and other goods; and

         (d) upon request of the Agent, a list of the names and addresses of all Account Debtors of the Borrower.

         9.2 CONDUCT OF BUSINESS.

         Except as contemplated by this Agreement, the Borrower shall: (a) maintain its existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of the Borrower's business; (b) continue in, and limit the Borrower's operations to, the same general line of business as that presently conducted by the Borrower; (c) comply with all applicable laws and regulations of any federal, state or local governmental authority, except for such laws and regulations the violation of which would not, in the aggregate, have a Material Adverse Effect; and (d) keep and conduct the Borrower's business separate and apart from the business of the Borrower's Affiliates.

         9.3 MAINTENANCE OF PROPERTIES.

         The Borrower shall keep the Borrower's real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted.

         9.4 LIABILITY INSURANCE.

         The Borrower shall maintain, at the Borrower's expense, such public liability and property damage insurance as is ordinarily maintained by other companies in similar businesses, provided however, that in no event shall such public liability insurance provide for coverage less than $1,000,000 per occurrence for personal injury and $1,000,000 per occurrence for property damage. The Borrower's public liability insurance may provide for a deductible of not more than $25,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent. The Borrower shall cause to be delivered to the Agent the insurance policies therefor or proper certificates evidencing the same. Such policies shall provide, in manner reasonably satisfactory to the Agent, that any losses under such policies shall be payable first to the Agent (for the ratable benefit of the Lenders), as the Agent's interest may appear. Each such policy shall include a provision for thirty (30) days' prior written notice to the Agent of any cancellation or expiration thereof and show the Agent as mortgagee and loss payee as provided in a form of loss payable endorsement in form and substance reasonably satisfactory to the Agent. In the event of any loss covered by any such policy, the carrier named in such policy is and shall be directed by the Borrower to make payment for such loss to the Agent (for the ratable benefit of the Lenders) and not to the Borrower or to the Borrower and the Agent jointly or to the Borrower, the Agent and the Lenders jointly. The Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling or adjusting claims under such policies of insurance, provided however, that so long as no Matured Default has occurred and is continuing: (a) the Borrower may make, settle and adjust claims under $12,000,000 under such policies of insurance but shall not finally settle such claims without the Agent's consent, which consent shall not be unreasonably withheld, and (b) the Agent shall consult with the Borrower prior to finally making, settling or adjusting claims equal to or exceeding $12,000,000 under such policies of insurance and will not settle such claims without the Borrower's consent, which consent will not be unreasonably withheld. If payment as a result of any insurance losses in excess of $12,000,000 in the absence of a Matured Default or in any amount after the occurrence of a Matured Default shall be paid by check, draft or other instrument payable to the Borrower, or to the Borrower and the Agent jointly, the Agent may endorse the name of the Borrower on such check, draft or other instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. All loss recoveries in excess of $12,000,000 in the absence of a Matured Default or in any amount after the occurrence of a Matured Default may be applied and credited by the Agent to the Liabilities. The Borrower assigns all such insurance coverage proceeds, regardless of the amount, to the Agent as additional collateral security for the Liabilities. Any surplus of insurance proceeds in excess of the Liabilities shall be paid by the Agent to the Borrower. Any deficiency reasonably determined by the Agent to exist after application of insurance proceeds to the Liabilities shall be paid by the Borrower to the Agent, on demand. If the Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of the Borrower's other obligations hereunder, then the Agent may, at the Agent's option, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of the Borrower, or make whatever other payments the Agent may deem appropriate to protect the Agent's and the Lenders' security for the Liabilities. Any such payments shall be additional Liabilities of the Borrower to the Lenders, payable on demand and secured by the Collateral.

         9.5 PROPERTY INSURANCE.

         At the Borrower's own cost and expense, the Borrower shall keep all Collateral fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may reasonably be required by the Agent. The Borrower shall cause to be delivered to the Agent the insurance policies therefor or proper certificates evidencing the same. Such policies shall provide, in manner reasonably satisfactory to the Agent, that any losses under such policies shall be payable first to the Agent (for the ratable benefit of the Lenders), as the Agent's interest may appear. Each such policy shall include a provision for thirty (30) days' prior written notice to the Agent of any cancellation or expiration thereof and show the Agent as mortgagee and loss payee as provided in a form of loss payable endorsement in form and substance reasonably satisfactory to the Agent. In the event of any loss covered by any such policy, the carrier named in such policy is and shall be directed by the Borrower to make payment for such loss to the Agent (for the ratable benefit of the Lenders) and not to the Borrower or to the Borrower and the Agent jointly or to the Borrower, the Agent and the Lenders jointly. The Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling or adjusting claims under such policies of insurance, provided however, that so long as there shall not have occurred a Matured Default: (a) the Borrower may make, settle and adjust claims under $12,000,000 under such policies of insurance but shall not finally settle such claims without the Agent's consent, which consent shall not be unreasonably withheld, and (b) the Agent shall consult with the Borrower prior to finally making, settling or adjusting claims equal to or exceeding $12,000,000 under such policies of insurance and will not settle such claims without the Borrower's consent, which consent will not be unreasonably withheld. If the payment as a result of any insurance loss is less than $12,000,000 in the absence of a Matured Default, the Borrower may apply the payment to the cost of restoring or replacing the Property or the portions thereof so damaged or destroyed, provided however, that if and to the extent such payment is not so used, the Borrower shall use the payment first to any Revolving Loan outstanding, and then as a prepayment of the Term Loans. If payment as a result of any insurance losses in excess of $12,000,000 in the absence of a Matured Default or in any amount after the occurrence of a Matured Default shall be paid by check, draft or other instrument payable to the Borrower, or to the Borrower and the Agent jointly, the Agent may endorse the name of the Borrower on such check, draft or other instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. All loss recoveries in excess of $12,000,000 in the absence of a Matured Default or in any amount after the occurrence of a Matured Default may be applied and credited by the Agent to the Liabilities. The Borrower assigns all such insurance coverage proceeds, regardless of the amount, to the Agent as additional collateral security for the Liabilities. Any surplus of insurance proceeds in excess of the Liabilities shall be paid by the Agent to the Borrower. Any deficiency reasonably determined by the Agent to exist after application of insurance proceeds to the Liabilities shall be paid by the Borrower to the Agent, on demand. If the Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of the Borrower's other obligations hereunder, then the Agent may, at the Agent's option, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of the Borrower, or make whatever other payments the Agent may deem appropriate to protect the

Agent's and the Lenders' security for the Liabilities. Any such payments shall be additional Liabilities of the Borrower to the Lenders, payable on demand and secured by the Collateral.

         9.6 FINANCIAL COVENANTS AND RATIOS.

         The Borrower shall maintain:

         (a) a Tangible Net Worth of not less than $125,000,000 at all times;

         (b) a ratio of total liabilities to Tangible Net Worth of not more than
1.75 to 1.0 at all times;

         (c) Working Capital of not less than $50,000,000 at all times; and

         (d) a Fixed Charge Coverage Ratio as of the end of each fiscal quarter of the Borrower of not less than 1.0 to 1.0, calculated on a rolling four quarter basis. Notwithstanding the foregoing, if such Fixed Charge Coverage Ratio, is less than 1.0 to 1.0, then the Fixed Charge Deficiency Amount shall be determined and the Borrower shall not be deemed to be in violation of the Fixed Charge Coverage Ratio covenant if: (i) the Borrower's cash at such fiscal quarter end, minus (ii) the outstanding amount of Revolving Loans, minus (iii) the outstanding amount of all LC Obligations, minus (iv) the amount of all then past due accounts payable, exceeds (v) the Fixed Charge Deficiency Amount.

         9.7 PENSION PLANS.

         The Borrower shall: (a) keep in full force and effect any and all Pension Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Pension Plans can be terminated without material liability to the Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of the Borrower's Pension Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Pension Plans; (d) notify the Agent immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plans; and (e) acquire and maintain, when available, the contingent employer liability coverage insurance provided for under Section 4023 of ERISA, such insurance to be reasonably satisfactory to the Agent in coverage and amount.

         9.8 NOTICE OF SUIT, ADVERSE CHANGE OR DEFAULT.

         The Borrower shall, as soon as possible, and in any event within five days after the Borrower learns of the following, give written notice to the Agent of (a) any proceeding being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $3,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of the Borrower; and (c) the occurrence of any Default.

         9.9 USE OF PROCEEDS.

         The Borrower shall use the Revolving Loans, the LC's and the Term Loan only for the respective purposes set forth in Section 2.5.

         9.10 BOOKS AND RECORDS; SEPARATE EXISTENCE.

         The Borrower shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles from those used in the preparation of the financial statements referenced in Section 7.15 are hereafter required or permitted by GAAP and are adopted by the Borrower with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 9.6 or any other provision of this Agreement, the Borrower, the Agent and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made. Borrower shall do all things necessary to maintain its separate corporate existence.

         9.11 LAWS AND OBLIGATIONS.

         The Borrower shall comply with all Governmental Requirements in all material respects; and pay all taxes, assessments, governmental charges, claims for labor, supplies and rent, including without limitation, taxes, assessments, governmental charges, claims for labor, supplies and rent imposed upon or against or with respect to the ownership, use, occupancy or enjoyment of any real property owned by the Borrower, or any utility service thereon; provided however, that the Borrower shall not be required to pay any ad valorem or other real property taxes up to an aggregate amount at any time of $3,000,000 or any other taxes, assessments, governmental charges or claims if, in either case, the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and, if required under GAAP, the Borrower shall have set up adequate reserves therefor; provided further, that, with respect to such other taxes, assessments, governmental charges or claims, no lien is claimed by the United States or any state or other political subdivision thereof which could have priority over the liens and security interests granted to the Agent pursuant to the Security Documents.

         9.12 ENVIRONMENTAL LAWS.

         The Borrower shall at all times:

         (a) use and operate all of its businesses and Properties in compliance in all material respects with all environmental laws; keep all necessary permits relating to environmental and safety and health matters in effect and remain in compliance in all material respects therewith; handle all hazardous materials in compliance in all material respects with all applicable environmental laws; and dispose of all hazardous materials generated by the Borrower or at any property owned or leased by the Borrower at facilities or with carriers that maintain valid permits for such disposal or transportation under applicable environmental laws;

         (b) promptly notify the Agent (and provide copies upon receipt) of all material claims, complaints, notices or inquiries relating to the environmental condition of the facilities and properties of the Borrower or its compliance with environmental laws; and

         (c) provide such other information and certifications which the Lenders may reasonably request from time to time to evidence compliance with this
Section 9.12.

         9.13 TRADE ACCOUNTS PAYABLE AND PRODUCER PAYABLES.

         The Borrower shall pay all Producer Payables within the respective terms applicable thereto. The Borrower shall pay all trade accounts payable other than Producer Payables, on a basis not more than forty-five (45) days past due, except (a) accounts payable contested in good faith or (b) accounts payable in an aggregate amount not to exceed at any time $1,000,000 and with respect to which no proceeding to enforce collection has been commenced or, to the knowledge of the Borrower, threatened.

         9.14 COMPLIANCE WITH FEDERAL FOOD SECURITY ACT.

         The Borrower shall take all such actions as may be necessary to insure that they purchase all farm products (as defined in 7 USCA Section 1631(c)(5)) free and clear of all liens, claims, security interests and encumbrances, including the security interests of secured parties of the sellers of such farm products other than such liens, claims, security interests or encumbrances permitted under Section 10.1 of this Agreement.

         9.15 ACCESS TO ACCOUNTANTS.

         The Borrower authorizes its independent public accountants to discuss the financial condition of the Borrower with the Lenders after reasonable notice to the Borrower of their intention to do so. Prior to such discussions, the Borrower shall be given the reasonable opportunity to participate in any such discussion. The Borrower shall deliver a letter to such accountants authorizing them to comply with the provisions of this Section 9.15.

         9.16 COLLATERAL ASSIGNMENTS OF CONTRACTS.

         The Borrower shall execute and deliver in favor of the Agent, for the ratable benefit of the Lenders, such collateral assignments of such contracts as may be necessary for the operation of the Borrower's hog production and processing operations, including without limitation, assignments of any and all manure contracts to which the Borrower is hereafter a party, which assignments shall be in form and substance reasonably satisfactory to the Agent.

10       NEGATIVE COVENANTS.

         The Borrower covenants and agrees that, until the Liabilities are paid in full, and the Commitments, the LC's and all other obligations of the Lenders are finally terminated, the Borrower will not, without the prior written consent of the Required Lenders:

         10.1 ENCUMBRANCES.

         Except for those liens, security interests and encumbrances presently in existence and reflected in the Borrower's financial statements referred to in
Section 7.15 and permitted under Section 7.4, the Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of the Borrower's assets (including without limitation, the Collateral) other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on the Borrower's books and records adequate reserves; (b) liens securing deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower's business; (c) liens and security interests in favor of the Agent for the ratable benefit of the Lenders; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Borrower's real property, and other liens, security interests and encumbrances on property which are subordinate to the liens and security interests of the Agent (for the ratable benefit of the Lenders) and which do not, in the Agent's determination (i) materially impair the use of such property or (ii) materially lessen the value of such property for the purposes for which the same is held by the Borrower; (e) liens securing the interests of any broker in any Margin Account; (f) purchase money security interests securing amounts relating to such items of Equipment as are specifically consented to by the Agent; (g) other liens and security interests securing indebtedness permitted under clause (d) of Section 10.4; and (h) liens being contested in good faith by appropriate proceedings and as to which the Borrower has established adequate reserves in accordance with GAAP, but in no event exceeding $3,000,000 in the aggregate in existence at any one time.

         10.2 CONSOLIDATIONS, MERGERS OR ACQUISITIONS.

         The Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person, except that: (a) the Borrower may enter into any transaction to raise equity capital which transaction does not result in a change of control of the Borrower, (b) the Borrower may merge with any Affiliate which is a wholly-owned subsidiary of the Borrower, and (c) the Borrower may enter into acquisition transactions not exceeding $10,000,000 in aggregate purchase price, provided however, that all of such purchase price is paid in cash or debt permitted under Section 10.4, and provided further, that the Borrower demonstrates to the reasonable satisfaction of the Agent that each such acquisition transaction will not result in a violation of Section 9.6(d).

         10.3 DEPOSITS, INVESTMENTS, ADVANCES OR LOANS.

         The Borrower shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the date of the execution of this Agreement and disclosed to the

Lenders in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short-term direct obligations of the United States Government; (b) investments in obligations of any state or political subdivision thereof or any agency or instrumentality of such state or political subdivision; (c) investments in negotiable certificates of deposit or time or demand deposits issued by a bank, bank holding company, savings and loan association, trust company, or other financial institution satisfactory to the Agent in the Agent's reasonable discretion, made payable to the order of the Borrower or to bearer; (d) loans to officers, directors, partners, employees or Affiliates as and when permitted by Section 10.9 of this Agreement; (e) bonds, notes or other obligations of any publicly held company which at the time of their purchase are rated in either of the two highest rating categories by a nationally recognized rating service; (f) money market mutual funds that are registered with the federal Securities and Exchange Commission and that invest only in bonds, notes or other similar obligations that are rated in either of the two highest rating categories by a nationally recognized rating service; (g) secured loans to Persons that are finishing hogs under written contracts with the Borrower, provided however, that said secured loans together with any guaranties permitted under Section 10.5(c) shall not exceed $3,000,000 in the aggregate at any one time outstanding, and provided further, that the collateral for each such loan shall be reasonably acceptable to the Agent, and that the Borrower shall promptly after the request of the Agent, execute such agreements, instruments and/or documents and/or take such actions as may be necessary to assign the lender's interest in such secured loans and such collateral to the Agent as additional Collateral for the ratable benefit of the Lenders; and (h) other deposits, instruments, advances or loans that are reasonably acceptable to the Agent.

         10.4 INDEBTEDNESS.

         Except for those obligations and that indebtedness presently in existence and reflected in the Borrower's financial statements referred to in
Section 7.15 or referred to in Section 7.6, the Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect, fixed or contingent, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 10.1 or contingent obligations permitted under
Section 10.5; (c) trade obligations, Producer Payables and normal accruals in the ordinary course of the Borrower's business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on the Borrower's books adequate reserves therefor, if appropriate under GAAP; (d) other indebtedness not exceeding $5,000,000 at any one time outstanding; and (e) indebtedness evidenced by PIK Notes issued pursuant to the terms of the PIK Notes outstanding on the date hereof.

         10.5 GUARANTEES AND OTHER CONTINGENT OBLIGATIONS.

         The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable instruments for collection in the ordinary course of business; (b) that the Borrower may indemnify the Borrower's officers and directors to the extent permitted under the laws of the State in which the Borrower is organized;
(c) guaranties of secured loans to Persons that are finishing hogs under written contracts with the Borrower, provided however, that said guaranties together with any secured loans permitted under Section 10.3(e) shall not exceed $3,000,000 in the aggregate at any one time outstanding; and (d) other guaranties not exceeding $3,000,000 in the aggregate at any one time outstanding.

         10.6 DISPOSITION OF PROPERTY.

         The Borrower shall not sell, lease, transfer or otherwise dispose of any of the Borrower's properties, assets or rights, to any Person, except (a) in the ordinary course of the Borrower's business, or (b) as permitted in the Security Documents.

         10.7 CAPITAL INVESTMENT LIMITATIONS.

         The Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets (other than the replacement of breeding animals and obsolete and worn out Equipment in the ordinary course of business), totaling more in any one Fiscal Year than the lesser of: (a) the maximum amount that would maintain the Borrower's Fixed Charge Coverage Ratio for such Fiscal Year at no less than 1.0 to 1.0, (b) $43,000,000, or (c) the following specific limits: (i) $31,000,000 during the Borrower's 1997 Fiscal Year, (ii) $30,000,000 during the Borrower's 1998 Fiscal Year, plus the amount (if any) by which the Borrower's capital expenditures during its 1997 Fiscal Year were less than the specific limit for that Fiscal Year, (iii) $28,000,000 during the Borrower's 1999 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997 and 1998 Fiscal Years were less than the specific limits for those Fiscal Years, (iv) $33,000,000 during the Borrower's 2000 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997, 1998 and 1999 Fiscal Years were less than the specific limits for those Fiscal Years, and (v) $29,000,000 during the Borrower's 2001 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997, 1998, 1999 and 2000 Fiscal Years were less than the specific limits for those Fiscal Years. Notwithstanding the foregoing specific limits, the Borrower may expend up to an additional $3,000,000 per Fiscal Year in capital expenditures, as long as such additional capital expenditures do not result in the Borrower's Fixed Charge Coverage Ratio for such Fiscal Year being less than 1.0 to 1.0, and as long as the capital expenditures in any one Fiscal Year do not exceed $43,000,000.

         10.8 INTENTIONALLY OMITTED.

         10.9 LOANS TO AFFILIATES.

         Except for advances for travel and expenses to the Borrower's officers, directors or employees in the ordinary course of the Borrower's business, the Borrower shall not make any loans to any officers or directors of the Borrower in excess of $500,000 in the aggregate outstanding at any one time, or any loans to Affiliates or shareholders of the Borrower in excess of $5,000,000 in the aggregate outstanding at any one time.

         10.10 DISTRIBUTIONS, PREPAYMENTS OF DEBT.

         The Borrower shall not directly or indirectly: (a) redeem any of the Borrower's shares of capital stock; or (b) declare any dividends or distributions in respect of equity in any year, provided however, that the Borrower may make dividends in any one Fiscal Year of not more than $500,000 in the aggregate.

         10.11 ISSUANCE OF EQUITY; AMENDMENT OF ORGANIZATION DOCUMENTS.

         The Borrower shall not issue or distribute any of the Borrower's capital stock or membership interests for consideration or otherwise, except that the Borrower may enter into any transaction to raise equity capital as long as such transaction does not result in a change in control of the Borrower, as such word is used in the definition of Affiliate. The Borrower shall not amend its articles or certificate of incorporation or organization or bylaws, except upon prior written notice to the Agent, provided however, that any such amendment shall not result in a change of control of the Borrower, as such word is used in the definition of Affiliate.

         10.12 LEASE LIMITATIONSERROR! BOOKMARK NOT DEFINED..

         The Borrower's annual lease expense under all operating leases of property and other similar agreements with respect to property shall not exceed $3,600,000 in the aggregate in any one Fiscal Year of the Borrower.

         10.13 USE OF NAMES.

         The Borrower shall not use any names other than those referred to in
Section 7.7, nor shall the Borrower change any of said names, provided however, that the Borrower may use other names or change any of the names referred to in
Section 7.7, if the Borrower gives the Agent thirty (30) days prior written notice thereof, and in connection therewith, executes and delivers all financing statements or other documents (and pays the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request, in a form satisfactory to the Agent, to perfect and keep perfected the security interest in the Collateral granted by the Borrower to the Agent and otherwise to protect and preserve the Collateral and the Agent's security interests therein.

         10.14 PAYMENT OF SUBORDINATED DEBT.

         The Borrower shall not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of the Borrower which is subordinated to the payment of any portion of the Liabilities, except that the Borrower may prepay subordinated debt in whole or in part at any time, as long as: (a) there is no Default or Matured Default at the time of such prepayment, (b) no Default or Matured Default would occur as a result of such prepayment, (c) the Borrower has delivered to the Agent and the Lenders not less than five (5) Business Days before the date of any such proposed prepayment, pro forma financial statements demonstrating to the satisfaction of the Required Lenders, that the Borrower will be in compliance with the requirements of Section 9.6 immediately following any such prepayment and at the end of the then current fiscal quarter, and (d) there are then no outstanding Revolving Loans.

         10.15 FISCAL YEAR.

         The Borrower shall not change its Fiscal Year without giving thirty
(30) days prior written notice thereof to the Agent.

         10.16 CONSTRUCTION OF HOG PRODUCTION FACILITIES.

         The Borrower shall not construct any hog production facilities except as set forth in this Section 10.16. The Borrower may construct Units on the Property, provided however, that prior to the commencement of any portion of any such Unit, the Borrower shall demonstrate to the reasonable satisfaction of the Agent, that the construction costs for said Unit are not likely to result in a violation of Section 9.6(d), and provided further, that the Borrower shall not be constructing more than two (2) Units at any one time.

11       DEFAULT AND RIGHTS AND REMEDIES OF THE AGENT.

         11.1 ACCELERATION.

         Upon a Matured Default, the Agent shall promptly give notice of such Matured Default to the Borrower and each Lender and (a) with respect to any Matured Default described in clause (i) of the definition thereof, all of the Liabilities shall automatically become immediately due and payable and the obligations of the Lenders to make Loans and the Commitments shall automatically terminate, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower; and (b) with respect to any other Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower and the Lenders, (i) declare the several obligations of the Lenders to make Loans and to issue LC's to be terminated, whereupon such obligations and the Commitments of each Lender shall forthwith terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower.

         11.2 OTHER REMEDIES.

         Upon the occurrence and during the continuance of any Matured Default, the Agent may, with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the request of the Required Lenders, proceed to protect and enforce the rights of the Lenders by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, or may proceed to enforce the payment of the Liabilities, or may proceed to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to the Security Documents and other Financing Agreements in the manner set forth therein, it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise.

12       THE AGENT AND THE LENDERS.

         12.1 AUTHORIZATION AND ACTION.

         Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 12.7) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement (including without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of any Financing Agreement.

         12.2 AGENT'S RELIANCE, ETC.

         Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Agreement; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrower is entitled to any Loan or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

         12.3 DEFAULTS.

         The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than, with respect to the Agent only, the nonpayment of principal of or interest hereunder or of any fees) unless the Agent has actual knowledge of such Default or has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders (and the Agent shall give each Lender prompt notice of each such nonpayment). The Agent shall (subject to Section 11.1) take such action with respect to such Default as may be directed by the Required Lenders; provided however, that unless and until the Agent shall have received the directions referred to in Section 11.1, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Lenders.

         12.4 THE AGENT AS A LENDER, AFFILIATES.

         With respect to its Commitment, any Loan made by it, and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

         12.5 NON-RELIANCE ON AGENT AND OTHER LENDERS.

         Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of any Financing Agreement or to inspect the properties or books of the Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any

Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of their Affiliates) which may come into the possession of the Agent or any of its affiliates.

         12.6 INDEMNIFICATION.

         Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), according to such Lender's Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Person being indemnified. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys' fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

         12.7 SUCCESSOR AGENT.

         The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Financing Agreements. After the retiring Agent's resignation or removal as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         12.8 AGENT'S RELIANCE.

         The Borrower shall notify the Agent in writing of the names of the Persons authorized to request a Loan on behalf of the Borrower and shall provide the Agent with a specimen signature for each such Person. The Agent shall be entitled to rely conclusively on such Person's authority to request a Loan on behalf of the Borrower until the Agent receives written notice from the Borrower to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing, and with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the Persons authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

         12.9 ACTION UPON INSTRUCTIONS OF THE REQUIRED LENDERS.

         The Agent agrees, upon the written request of the Required Lenders, to take any action of the type specified in the Financing Agreements as being within the Agent's rights, duties, power or discretion. The Agent shall in all cases be fully protected in acting, or in refraining from acting in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Required Lenders and on all holders of the Notes. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Financing Agreements specifically require the consent of the Required Lenders or of all of the Lenders.

13       MISCELLANEOUS.

         13.1 TIMING OF PAYMENTS.

         For purposes of determining the outstanding balance of the Liabilities, including the computations of interest which may from time to time be owing to the Lenders, the receipt by the Agent of any check or any other item of payment whether through a blocked account or lockbox or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent at its office in Denver, Colorado and is paid to the Agent in cash or a cash equivalent.

         13.2 ATTORNEYS' FEES AND COSTS.

         If at any time or times hereafter the Agent or any Lender employs counsel in connection with protecting or perfecting the Agent's security interest in the Collateral or in connection with any matters arising out of this Agreement or any of the Financing Agreements, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent or such Lender to advise the Agent or such Lender or to draft documents in connection with any of the foregoing or in connection with any release of the Agent's or any Lender's claims or the Agent's security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Agent or the Lenders to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or such Lender or in the Agent's or such Lender's legal department, together with interest at the default rate provided for in Section 3.1(b) if a Matured Default has occurred, or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

         13.3 EXPENDITURES BY THE AGENT.

         In the event that the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in its sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the default rate provided for in
Section 3.1(b), shall constitute additional Liabilities, payable on demand and secured by the Collateral.

         13.4 THE AGENT'S COSTS AND EXPENSES AS ADDITIONAL LIABILITIES.

         The Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing and recording fees, and the fees and expenses of the Agent's attorneys, paralegals and legal assistants, whether outside the Agent or in its legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). The Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation together with interest at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

         13.5 CLAIMS AND TAXES.

         The Borrower agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys' fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower's assets. The Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower's real and personal property taxes, assessments and charges and all of the Borrower's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to the Borrower's property, provided however, that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of the Borrower, the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Agent's security interests in the Collateral.

         13.6 INSPECTION.

         The Agent (by and through its officers and employees), or any Person designated by the Agent in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where Collateral or any information relating thereto is kept or located) during reasonable business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of the Borrower with the Borrower's officers, employees or directors. The Borrower agrees to pay to the Agent an annual audit fee in accordance with the Agent's Letter, on the date of this Agreement, and on the Anniversary Date as long as any Liabilities are outstanding, for all expenses incurred by or on behalf of the Agent in making inspections under this Section 13.6, including without limitation, travel and photocopying expenses, which fee shall be fully earned on the date it becomes payable and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account. The Lenders shall have the right to accompany the Agent on any inspections under this Section 13.6 in the absence of a Default, and shall have the right to conduct their own inspections as described in this Section 13.6 after the occurrence of a Default, provided however, that the cost of any such inspections shall be borne by the Lender accompanying the Agent on such inspection or conducting such inspection.

         13.7 EXAMINATION OF BANKING RECORDS.

         The Borrower consents to the examination by the Agent, the Agent's officers, employees and agents, or any of them, whether or not there shall have occurred a Default or a Matured Default, of any and all of the Borrower's banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent's officers, employees and agents, upon their request. Such examination may be conducted by the Agent upon reasonable notice to the Borrower and during normal business hours in the absence of a Default, and without notice to the Borrower and at any time after the occurrence of a Default, any such notice after the occurrence of a Default being waived by the Borrower. After the occurrence of a Matured Default, the rights granted to the Agent pursuant to this Section 13.7 shall also exist in favor of each Lender.

         13.8 GOVERNMENTAL REPORTS.

         The Borrower authorizes all duly constituted federal, state and municipal authorities to furnish to the Agent copies of their reports of examinations or inspections of the Borrower.

         13.9 RELIANCE BY THE AGENT AND THE LENDERS.

         All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent and the Lenders.

         13.10 PARTIES.

         Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of the Borrower, the Agent and the Lenders.

         13.11 APPLICABLE LAW; SEVERABILITY.

         This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         13.12 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY.

         THE BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT. THE BORROWER FURTHER AGREES THAT AT ALL TIMES THE BORROWER SHALL HAVE AT LEAST ONE REGISTERED AGENT WITHIN THE CONTINENTAL UNITED STATES OF AMERICA, WHICH AGENT SHALL ACCEPT ANY AND ALL SERVICE OF PROCESS UPON THE BORROWER, AND THAT IN THE EVENT THE BORROWER FAILS AT ANY TIME TO HAVE SUCH A REGISTERED AGENT, OR SUCH REGISTERED AGENT REFUSES SUCH SERVICE OF PROCESS FOR ANY REASON WHATSOEVER, THEN SERVICE OF ANY AND ALL SUCH PROCESS UPON THE BORROWER MAY BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.18. SERVICE SO MADE SHALL BE DEEMED TO CONSTITUTE PERSONAL SERVICE UPON THE BORROWER, AND SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER'S ADDRESS. AT THE OPTION OF THE AGENT, THE

BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT. TO THE EXTENT PERMITTED BY LAW, THE BORROWER ALSO CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         13.13 APPLICATION OF PAYMENTS WAIVER.

         Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, the Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from the Borrower or with respect to any of the Collateral, and the Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of the Agent's books and records.

         13.14 MARSHALING; PAYMENTS SET ASIDE.

         The Agent shall be under no obligation to marshall any assets in favor of the Borrower or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent or the Agent receives any payment or proceeds of the Collateral for the Borrower's benefit or enforces the Agent's security interests or exercises the Agent's rights of set-off, and such payment or payments or the proceeds of such Collateral, enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

         13.15 SECTION TITLES.

         The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

         13.16 CONTINUING EFFECT.

         This Agreement, the Agent's security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstand-

ing) so long as the Agent and/or any of the Lenders remains committed to make Loans under this Agreement.

         13.17 NO WAIVER.

         The Agent's or the Required Lenders' failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to the Borrower specifying such suspension or waiver.

         13.18 NOTICES.

         (a) All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:

                           (i)      If to the Agent at:

                                    FBS Ag Credit, Inc.
                                    950 Seventeenth Street, Suite 350
                                    Denver, Colorado  80202
                                    Attn:  James A. Bosco, President
                                    Facsimile: (303) 585-4732

                                    with a copy to:

                                    Ellen Beverley McNamara
                                    Dorsey & Whitney
                                    370 Seventeenth Street, Suite 4400
                                    Denver,  Colorado  80202

                           (ii)     If to the Borrower at:

                                    Premium Standard Farms, Inc.
                                    423 West 8th Street, Suite 200
                                    Kansas City, Missouri  64105
                                    Attn: William R. Patterson
                                    with a copy to:

                                    Sonnenschein Nath & Rosenthal
                                    4520 Main Street, Suite 1100
                                    Kansas City, Missouri  64111
                                    Attn: James A. Heeter, Esq.

                           (iii) If to any of the Lenders other than the Agent, at the address for such Lender set forth on the applicable signature page of this Agreement;

and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier, or delivered to the cable company, respectively except that notices and communications to the Agent shall not be effective until actually received by the Agent.

         (b) Advance notices of terminations or reductions of the Commitment, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods, shall be delivered to the Agent by 11:00 a.m. (Denver time) the number of Business Days set forth below before the proposed date for the respective termination, reduction, borrowing, conversion or prepayment:

Borrowing of Revolving Loans
  Which are Reference Rate Loans                                       Same
Borrowing of Revolving Loans
  Which are Eurodollar Rate Loans                                      Three
Borrowing of the Term Loan                                             One
Conversion of Loans (including changes in
  Interest Periods for Eurodollar Rate Loans                           Three
Prepayments of Revolving Loans
  Which are Reference Rate Loans                                       Same
Prepayments of Revolving Rate Loans
  Which are Eurodollar Rate Loans                                      Three
Prepayments of Term Loans                                              Three
Termination of Commitments                                             Five

         13.19 MAXIMUM INTEREST.

         No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the Highest Lawful Rate, and in no event shall the Borrower be obligated to pay interest exceeding the Highest Lawful Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Highest Lawful Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Highest Lawful Rate. In the event any interest is charged in excess of the Highest Lawful Rate ("Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower and the Agent both recognize that, with fluctuations in the Reference Rate and the Eurodollar Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the Highest Lawful Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

         13.20 ADDITIONAL ADVANCES.

         All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and for which the Borrower is bound to indemnify or reimburse the Agent or the Lenders under this Agreement, and all principal and interest payments may, at the option of the Agent, be paid by direct debit against the Borrower's checking account pursuant to Section 2.1 if such amounts remain unpaid for a period of ten (10) days after the Agent has made demand therefor.

         13.21 REPRESENTATIONS BY THE LENDERS.

         Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Lender's property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Agreements. Nothing in this Section 13.21 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

         13.22 COUNTERPARTS.

         This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

         13.23 SET-OFF.

         The Borrower gives and confirms to each Lender a right of set-off, exercisable from and after the occurrence of a Matured Default, of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Liabilities owed by the Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and the Borrower authorizes such Lender at any time or times after the occurrence of a Matured Default, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower.

         13.24 ASSIGNMENTS AND PARTICIPATIONS.

         (a) After the Closing Date and subject to the prior written consent of the Agent and, in the absence of a Default, the prior written consent of the Borrower, such consents not to be unreasonably withheld, each Lender may assign to any Person (the "Assignee") all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the total amount of the Commitments (based on the original Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall not exceed the lesser of $5,000,000 or fifty percent (50%) of the assigning Lender's original Commitments, (iii) the remaining Commitments (based on the original Commitments without giving effect to any repayments or prepayments) held by the assigning Lender after giving effect to any such assignment shall equal or exceed $5,000,000, (iv) the assignment will not cause the Borrower to incur any additional liability, and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Exhibit 13A ("Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements and (vii) the assigning Lender thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto). Notwithstanding the foregoing, neither the Agent's consent nor the Borrower's consent shall be required for an assignment by any Lender to any affiliate of such Lender, all or a portion of its rights and obligations under this Agreement, but the remaining provisions of this Section 13.24(a) shall apply to any such assignment.

         (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Financing Agreements, the Security Documents or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.15 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

         (c) The Agent shall maintain at its address referred to in Section
13.18 a copy of each Assignment and Acceptance delivered to and accepted by it.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it. Such new Note shall be in a principal amount equal to the principal amount of such surrendered Note, shall be dated the effective date of such

Assignment and Acceptance and shall otherwise be in substantially the form of Exhibits 2A or 2B. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrower such surrendered Note, marked to show that such surrendered Note has been replaced, renewed and extended by such new Note.

         (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Note held by it); provided however, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitment to the Borrower) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement,
(iv) the sale of the participation will not cause the Borrower to incur any additional liability, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount to which the assigning Lender would otherwise be entitled.

         (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.24, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

         (g) Any Lender may assign and pledge all or any of the instruments held by it to any Federal Reserve Bank, the United States Treasury or AgriBank, Farm Credit Bank, as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank or any applicable regulation providing for such assignments and pledges to AgriBank, Farm Credit Bank; provided that any payment made by the Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy the Borrower's obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

         (h) Each Defaulting Lender irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Defaulting Lender's true and lawful attorney and agent-in-fact for the purpose of executing and delivering an Assignment and Acceptance in favor of a replacement Lender.

         13.25 CREDIT AGREEMENT CONTROLS.

         If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

         13.26 OBLIGATIONS SEVERAL.

         The obligations of each Lender under each Financing Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

         13.27 PRO RATA TREATMENT.

         All Loans under, and all payments and other amounts received in connection with this Agreement (including without limitation, amounts received as a result of the exercise by any Lender of any right of set-off) shall be effectively shared by the Lenders ratably in accordance with their respective Pro Rata Percentages. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 5.2, 5.3 or 5.4) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of: (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participations in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participations in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participations in unpaid principal obligations. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.27 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender's Highest Lawful Rate exceeding another Lender's Highest Lawful Rate.

         13.28 CONFIDENTIALITY.

         Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, any proprietary information of the Borrower in writing by the Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements,
(c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Agreement and (d) as set forth in Section 13.24 (f).

         13.29 INDEPENDENCE OF COVENANTS.

         All covenants under Section 10 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

         13.30 AMENDMENTS AND WAIVERS.

         (a) Except as provided in clause (b) or clause (c) of this Section 13.30, any term, covenant, agreement or condition of this Agreement may be amended only by a written amendment executed by the Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent.

         (b) Notwithstanding clause (a) of this Section 13.30, no amendment or waiver that does not have the consent in writing of the holders of all outstanding Notes or of all Lenders if no Loans are outstanding, shall: (i) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (ii) give to any Term Note any preference over any other Term Note or give to any Revolving Note any preference over any other Revolving Note, (iii) alter, modify or amend the definition of Required Lenders, (iv) alter, modify or amend the provisions of this Section 13.30, (v) change the amount or term of any of the Commitments or the fees required under Section 6,
(vi) alter, modify or amend the provisions of Section 8 of this Agreement, (vii) alter, modify or amend any Lender's right hereunder to consent to any action, make any request or give any notice, (viii) alter, modify or amend Exhibit 1A,
(ix) release any Collateral having an aggregate value in excess of twenty percent (20%) of the aggregate book value of all Collateral, unless such release is permitted or contemplated by the Financing Agreements; or (x) alter, modify or amend the provisions of Section 2.1(b) or 2.1(g) requiring the consent of all Lenders. Any such amendment or waiver or shall apply equally to all Lenders and all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Borrower, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

         (c) Notwithstanding clause (a) of this Section 13.30, the Agent and the Borrower, without the consent of either the Required Lenders or the holders of all outstanding Notes or of all Lenders if no Loans are outstanding, may execute amendments to this Agreement and the Financing Agreements which amendments consist solely of the making of technical corrections and/or other minor changes which do not materially adversely affect the rights of the Lenders. In addition, the Agent may, without the consent of either the Required Lenders or the holders of all outstanding Notes or of all Lenders if no Loans are outstanding, may consent to sales and partial releases of Collateral consisting of real property not exceeding $250,000 in the aggregate in any one Fiscal Year.

         13.31 FINAL AGREEMENT.

         THIS WRITTEN AGREEMENT, THE NOTES AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                         PREMIUM STANDARD FARMS, INC., A
                                         DELAWARE CORPORATION

ATTEST:

BY: /s/                                  BY: /s/ WILLIAM PATTERSON
    ----------------------------------       ----------------------------------
ITS: ASST. SECRETARY                     ITS: EXEC. VICE PRESIDENT
    ----------------------------------       ----------------------------------



                                         FBS AG CREDIT, INC., AS AGENT AND AS A
                                         LENDER

                                         950 17TH STREET, SUITE 350
                                         DENVER, COLORADO  80202

                                         BY: RONALD E. VAN STEYN
                                             -----------------------------------
                                         ITS: VICE PRESIDENT
                                             -----------------------------------

                                         THE OTHER LENDERS:

                                         FARM CREDIT SERVICES OF WESTERN
                                         MISSOURI, PCA
                                         3042 E. CHESTNUT EXPRESSWAY
                                         SPRINGFIELD, MISSOURI  65802
                                         ATTN:  TERRY EIDSON
                                         TELEPHONE:  (417) 862-0788
                                         FACSIMILE:  (417) 862-2246


                                         BY: TERRY EIDSON
                                             -----------------------------------

                                         ITS: SENIOR VICE PRESIDENT
                                             -----------------------------------

                                         MERCANTILE BANK NATIONAL ASSOCIATION
                                         721 LOCUST STREET, TRAM 12-3
                                         ST. LOUIS, MISSOURI  63101
                                         ATTN:  WAYNE C. LEWIS
                                         TELEPHONE:  (314) 425-3991
                                         FACSIMILE:  (314) 418-8430


                                         BY: WAYNE C. LEWIS
                                             -----------------------------------

                                         ITS: VICE PRESIDENT
                                             -----------------------------------

                                         HARRIS TRUST AND SAVINGS BANK
                                         111 WEST MONROE STREET
                                         P.O. BOX 755
                                         CHICAGO, ILLINOIS  60690-0755
                                         ATTN:  JAY S. DAMERON
                                         TELEPHONE:  (312) 461-2121
                                         FACSIMILE:  (312) 765-8095


                                         BY: /s/
                                             -----------------------------------
                                         ITS: SR. VICE PRESIDENT
                                             -----------------------------------

                                         CAISSE NATIONALE DE CREDIT AGRICOLE
                                         55 EAST MONROE STREET
                                         SUITE 4700
                                         CHICAGO, ILLINOIS  60603-5702
                                         ATTN:  ROBERT K. HUGHES
                                         TELEPHONE:  (312) 917-7442
                                         FACSIMILE:  (312) 372-3455


                                         BY: /s/ W. LEROY STARTZ
                                             -----------------------------------

                                         ITS: FIRST VICE PRESIDENT
                                             -----------------------------------

                                         HELLER FINANCIAL, INC.
                                         500 WEST MONROE STREET
                                         CHICAGO, ILLINOIS  60661
                                         ATTN:  BUD SONODA
                                         TELEPHONE:  (312) 441-7268
                                         FACSIMILE:  (312) 441-7026


                                         BY: /s/ MARY C. BOOTHMAN
                                             -----------------------------------

                                         ITS: VICE PRESIDENT
                                             -----------------------------------

                                         CAISSE NATIONALE DE CREDIT AGRICOLE
                                         55 EAST MONROE STREET
                                         SUITE 4700
                                         CHICAGO, ILLINOIS  60603-5702
                                         ATTN:  ROBERT K. HUGHES
                                         TELEPHONE:  (312) 917-7442
                                         FACSIMILE:  (312) 372-3455


                                         BY:
                                             ----------------------------------
                                         ITS:
                                              ---------------------------------



                                         HELLER FINANCIAL, INC.
                                         500 WEST MONROE STREET
                                         CHICAGO, ILLINOIS  60661
                                         ATTN:  BUD SONODA
                                         TELEPHONE:  (312) 441-7268
                                         FACSIMILE:  (312) 441-7026


                                         BY:
                                             ----------------------------------
                                         ITS:
                                              ---------------------------------

                                         CAISSE NATIONALE DE CREDIT AGRICOLE
                                         55 EAST MONROE STREET
                                         SUITE 4700
                                         CHICAGO, ILLINOIS  60603-5702
                                         ATTN:  ROBERT K. HUGHES
                                         TELEPHONE:  (312) 917-7442
                                         FACSIMILE:  (312) 372-3455


                                         BY:
                                             ----------------------------------
                                         ITS:
                                              ---------------------------------



                                         HELLER FINANCIAL, INC.
                                         500 WEST MONROE STREET
                                         CHICAGO, ILLINOIS  60661
                                         ATTN:  BUD SONODA
                                         TELEPHONE:  (312) 441-7268
                                         FACSIMILE:  (312) 441-7026


                                         BY:
                                             ----------------------------------
                                         ITS:
                                              ---------------------------------